THE INFORMATION IN THIS PRELIMINARY PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES AND ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-85282

                 SUBJECT TO COMPLETION, DATED FEBRUARY 4, 2003

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED APRIL 12, 2002)

                             2,250,000 COMMON UNITS

                                (ALLIANCE LOGO)

                     REPRESENTING LIMITED PARTNER INTERESTS
                           $         PER COMMON UNIT

                               ------------------

     We are selling 2,250,000 of our common units. We have granted the underwriters an option to purchase up to 337,500 additional common units to cover over-allotments. The underwriters may exercise this right at any time within thirty days after the offering.

     Our common units are quoted on the Nasdaq National Market under the symbol "ARLP." The last reported sale price of the common units on the Nasdaq National Market on February 3, 2003 was $24.24 per unit.
                               ------------------

     INVESTING IN OUR COMMON UNITS INVOLVES RISKS. PLEASE READ "RISK FACTORS" BEGINNING ON PAGE S-8 OF THIS PROSPECTUS SUPPLEMENT AND PAGE 4 OF THE ACCOMPANYING PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------

                                                                PER
                                                               COMMON
                                                                UNIT      TOTAL
                                                              --------   --------
Public Offering Price                                         $          $
Underwriting Discount                                         $          $
Proceeds to Alliance Resource Partners, L.P. before expenses  $          $

     The underwriters expect to deliver the common units to purchasers on or
about           , 2003.
                               ------------------

SALOMON SMITH BARNEY
                        LEHMAN BROTHERS
                                             A.G. EDWARDS & SONS, INC.

          , 2003

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND THE DOCUMENTS WE HAVE INCORPORATED BY REFERENCE. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THE COMMON UNITS IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS, AS WELL AS THE INFORMATION WE HAVE PREVIOUSLY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION THAT IS INCORPORATED BY REFERENCE HEREIN, IS ACCURATE AS OF ANY DATE OTHER THAN ITS DATE. FOR PURPOSES OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, UNLESS THE CONTEXT OTHERWISE INDICATES, WHEN WE REFER TO "US," "WE," "OUR," "OURS" OR "ALLIANCE RESOURCE PARTNERS," WE ARE DESCRIBING OURSELVES, ALLIANCE RESOURCE PARTNERS, L.P., TOGETHER WITH OUR SUBSIDIARIES.

                             ---------------------

                               TABLE OF CONTENTS

                      PROSPECTUS SUPPLEMENT
Summary.....................................................   S-1
Risk Factors................................................   S-8
Use of Proceeds.............................................  S-11
Price Range of Common Units and Cash Distributions..........  S-12
Capitalization..............................................  S-13
Selected Historical Financial and Operating Data............  S-14
Management..................................................  S-16
Tax Considerations..........................................  S-18
Underwriting................................................  S-19
Where You Can Find More Information.........................  S-21
Legal Matters...............................................  S-22
Experts.....................................................  S-22
                         PROSPECTUS
About this Prospectus.......................................     2
Who We Are..................................................     3
Risk Factors................................................     4
Use of Proceeds.............................................    17
Ratio of Earnings to Fixed Charges..........................    17
Description of Common Units.................................    18
Description of Debt Securities..............................    20
Cash Distribution Policy....................................    31
Description of Our Partnership Agreement....................    32
Tax Considerations..........................................    36
The Selling Unitholders.....................................    52
Plan of Distribution........................................    52
Forward Looking Statements..................................    54
Where You Can Find More Information.........................    54
Legal Opinions..............................................    55
Experts.....................................................    55

                                    SUMMARY

     This document is in two parts. The first part is the prospectus supplement, which describes our business and the specific terms of this offering. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. If information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. You should carefully read the entire prospectus supplement, the accompanying prospectus and the other documents incorporated by reference to understand fully the terms of our common units, as well as the tax and other considerations that are important to you in making your investment decision. Except as the context otherwise indicates, the information in this prospectus supplement assumes no exercise of the underwriters' over-allotment option.

                        ALLIANCE RESOURCE PARTNERS, L.P.

WHO WE ARE

     We are a diversified producer and marketer of coal to major United States utilities and industrial users. We were formed to acquire, own and operate substantially all of the coal production and marketing assets of Alliance Resource Holdings, Inc., a Delaware corporation formerly known as Alliance Coal Corporation, whose predecessor's mining operations began in 1971. We have grown through acquisitions and internal development to become the eighth largest coal producer in the eastern United States.

     For the year ended December 31, 2002, we had revenues of $517.7 million and net income of $36.3 million. At December 31, 2002, we had approximately 417.1 million tons of reserves in Illinois, Indiana, Kentucky, Maryland and West Virginia. In 2002, we produced 16.4 million tons of coal and sold 18.3 million tons of coal. The coal we produced in 2002 was 29.9% low-sulfur coal, 17.7% medium-sulfur coal and 52.4% high-sulfur coal. In 2002, approximately 89% of our medium- and high-sulfur coal was sold to utility plants with installed pollution control devices, also known as "scrubbers."

     We currently operate seven mining complexes in Illinois, Indiana, Kentucky and Maryland. Six of our mining complexes are underground and one has both surface and underground mines. Our mining activities are organized into three operating regions:

     Illinois Basin Operations. Our Illinois Basin operations are located in western Kentucky, southern Illinois and southern Indiana, and are our principal source of high-sulfur coal. We currently operate four mining complexes in the Illinois Basin.

     - Dotiki Mine. Webster County Coal, LLC operates the Dotiki mine, which is an underground mining complex located near Providence, Kentucky in Webster and Hopkins Counties, Kentucky. The mine was opened in 1966, and we purchased the mine in 1971. The preparation plant has a throughput capacity of 1,000 tons of raw coal an hour. Our primary customers for coal produced at Dotiki are Seminole Electric Cooperative, Inc., the Tennessee Valley Authority and Western Kentucky Energy Corp., which purchase our coal pursuant to long-term contracts for use in their scrubbed generating units.

     - Pattiki Mine. White County Coal, LLC operates the Pattiki mine, which is an underground mining complex located near New Harmony, Indiana in White County, Illinois. We began construction of the mine in 1980 and have operated it since its inception. The preparation plant has a throughput capacity of 1,000 tons of raw coal an hour. Our primary customers for coal produced at Pattiki are Seminole Electric Cooperative and the Tennessee Valley Authority, which purchase our coal pursuant to long-term contracts for use in their scrubbed generating units.

     - Hopkins County Coal. Hopkins County Coal, LLC operates a mining complex located near Madisonville, Kentucky in Hopkins County, Kentucky. We acquired the assets that are owned and operated by Hopkins County Coal in January 1998. The operation has three surface mines, one of which is currently idle, and one underground mine. The underground mine is expected to be depleted in the first quarter of 2003. The preparation plant has a throughput capacity of 1,000 tons of raw coal an hour. We sell most of Hopkins County Coal's production to Synfuel Solutions Operating LLC, whose synfuel production facility is located currently at Hopkins County Coal. Synfuel Solutions in turn sells coal synfuel to Louisville Gas & Electric, the Tennessee Valley Authority and other customers.

     - Gibson County Coal. Gibson County Coal, LLC operates an underground mining complex located near Princeton, Indiana in Gibson County, Indiana. The mine began production in November 2000. The preparation plant has a throughput capacity of 700 tons of raw coal an hour. Production from Gibson County Coal is a low-sulfur coal. PSI Energy Inc., a subsidiary of Cinergy Corporation, is our primary customer for coal produced at Gibson County Coal.

     - Coal Synfuel. We have entered into long-term agreements with Synfuel Solutions to host and operate its coal synfuel facility located at Hopkins County Coal, supply the facility with coal feedstock, assist it with the marketing of the synfuel and provide it with other services. These agreements expire on December 31, 2007 and provide us with coal sales, rental and service fees from Synfuel Solutions based on the synfuel facility throughput tonnage. These amounts are dependent on the ability of the facility's owners to use certain qualifying tax credits applicable to the facility. We have maintained "back up" coal supply agreements with each coal synfuel customer that automatically provide for sale of our coal to them in the event they do not receive coal synfuel. A portion of the services we provide under these agreements is performed by a corporate subsidiary that is subject to federal and state income tax.

     East Kentucky Operations. Our East Kentucky operations are located in the Central Appalachia coal fields and are our principal source of low-sulfur coal. We currently operate two mining complexes in eastern Kentucky.

     - Pontiki. Pontiki Coal, LLC owns an underground mining complex located near Inez, Kentucky in Martin County, Kentucky. We constructed the mine in 1977. Pontiki owns the mining complex and reserves, and Excel Mining LLC, an affiliate of Pontiki, is responsible for conducting all mining operations. Substantially all of the coal produced at Pontiki meets or exceeds the compliance requirements of Phase II of the Clean Air Act amendments. The preparation plant has a throughput capacity of 800 tons of raw coal an hour.

     - MC Mining. MC Mining, LLC owns an underground mining complex located near Pikeville, Kentucky in Pike County, Kentucky. MC Mining was acquired in 1989. MC Mining owns the mining complex and reserves, and Excel Mining LLC, an affiliate of MC Mining, is responsible for conducting all mining operations. The preparation plant has a throughput capacity of 800 tons of raw coal an hour. MC Mining sells its low-sulfur production primarily in the spot market.

     Maryland Operations. Our Maryland operations are located in the Northern Appalachia coal fields. We operate one mining complex in Maryland.

     - Mettiki. Mettiki Coal, LLC operates an underground longwall mining complex located near Oakland, Maryland in Garrett County, Maryland. We constructed Mettiki in 1977 and have operated it since its inception. The preparation plant has a throughput capacity of 1,350 tons of raw coal an hour. Our primary customer for coal produced at Mettiki is Virginia Electric and Power Company, which purchases our coal pursuant to a long-term contract for use in the generating units at its Mt. Storm, West Virginia power plant, located less than 20 miles away.

     The following chart summarizes our production by region from 1998 to 2002.

                                                      1998   1999   2000   2001   2002
                                                      ----   ----   ----   ----   ----
                                                             (TONS IN MILLIONS)
Illinois Basin Operations...........................   7.9    8.5    8.4   10.2   10.5
East Kentucky Operations............................   2.5    2.8    2.7    2.8    3.0
Maryland Operations.................................   3.0    2.8    2.6    2.7    2.9
                                                      ----   ----   ----   ----   ----
          Total.....................................  13.4   14.1   13.7   15.7   16.4
                                                      ====   ====   ====   ====   ====

OUR STRATEGY

     Our business strategy is to increase our profitability and to maximize our distributions to unitholders by:

     - continuing to make productivity improvements in order to be a low-cost producer in each region in which we operate;

     - offering our customers a broad range of coal qualities, transportation alternatives and customized services;

     - extending the lives of our mines through the development of currently undeveloped coal reserves using our existing infrastructure;

     - developing new mining complexes in locations with attractive market conditions;

     - engaging in strategic acquisitions of mining operations and reserves; and

     - developing strategic relationships to take advantage of opportunities created by the significant changes that have occurred in the electric utility industry.

     We are continually evaluating potential strategic acquisitions of properties and businesses. We may make acquisitions from unaffiliated third parties or from related parties, including our general partners and their affiliates, which are controlled by our management. The price to be paid and other terms of any acquisitions we make from related parties will be approved by the conflicts committee of the board of directors of our managing general partner.

                              RECENT DEVELOPMENTS

DISTRIBUTION INCREASE

     On January 28, 2003, we declared a cash distribution of $0.525 per unit ($2.10 on an annualized basis) with respect to the fourth quarter of 2002. This distribution represents a 5% increase over our third quarter distribution and is payable on February 14, 2003 to holders of record as of February 3, 2003. The common units issued in this offering will not receive the February 14, 2003 distribution.

WARRIOR COAL ACQUISITION

     On November 14, 2002, we announced our intention to acquire Warrior Coal, LLC from one of our affiliates, ARH Warrior Holdings, Inc., pursuant to the terms of a previously existing agreement. Warrior

Coal owns an underground mining complex located adjacent to our Western Kentucky operations near Madisonville, Kentucky. The operation utilizes two continuous mining units employing room-and-pillar mining techniques producing high-sulfur coal. Since January 2002, substantially all of the coal produced by Warrior Coal has been sold to Hopkins County Coal for subsequent resale to Synfuel Solutions for use as feedstock in the production of synfuel. The agreements with Synfuel Solutions continue in effect following the acquisition and will expire in December 2007. Since 2001, Warrior Coal invested in new infrastructure capital projects that are expected to improve productivity and significantly increase Warrior Coal's annual production capacity. We plan to add a third continuous mining unit to Warrior Coal in the second quarter of 2003.

     ARH Warrior Holdings acquired the assets now held by Warrior Coal on January 26, 2001, after our managing general partner, with the concurrence of the conflicts committee of its board of directors, declined the opportunity for us to purchase these assets. At the same time, we entered into a put-and-call agreement with ARH Warrior Holdings giving us the option to purchase, and giving ARH Warrior Holdings the right to sell to us, Warrior Coal under certain circumstances. We will be purchasing Warrior Coal pursuant to ARH Warrior Holdings' put option. The put option period extends to February 28, 2003, pursuant to a letter agreement amending the put-and-call agreement.

     In December 2002, the conflicts committee approved the terms on which we will acquire Warrior Coal. The purchase price, as determined pursuant to the terms of the put-and-call agreement, will be $12.7 million, representing ARH Warrior Holdings' original purchase price of $10 million plus a rate of return of 12% per annum. In addition, at the closing of the acquisition we will cause Warrior Coal to repay all outstanding indebtedness under its credit agreement with our special general partner. We expect the amount of such indebtedness to be $16.9 million, most of which was incurred to finance capital projects at Warrior Coal. We will use a portion of the proceeds of this offering to acquire Warrior Coal and to pay off the balance due under the revolving credit facility. We expect to consummate this acquisition shortly after the closing of this offering.

MANAGEMENT BUY-OUT OF BEACON GROUP FUNDS' INTERESTS

     Prior to May 8, 2002, the majority of the outstanding equity interests in our general partners was owned by two investment funds controlled by The Beacon Group, LP and its affiliates. On May 8, 2002, our management purchased these interests, which consisted of:

     - a 74.1% interest in our managing general partner for $4.8 million in cash; and

     - an 91.3% interest in Alliance Resource Holdings, Inc., the parent of our special general partner, which owns 1,232,780 common units and 6,422,531 subordinated units, for approximately $103.4 million, consisting of approximately $46.7 million in cash and approximately $56.7 million in promissory notes.

     As a result, our management now owns all of the interests in our managing general partner and Alliance Resource Holdings. The acquisitions were not funded or secured with any of our assets.

     The promissory notes require two installment payments, including a $30.9 million payment due on March 1, 2004 and a $25.8 million payment due on March 1, 2005. In September 2002, management prepaid approximately $29.9 million due under the first promissory note with borrowings from a commercial bank facility. Our management expects to pay off the remaining balance under the promissory notes from borrowings from commercial lending institutions, cash generated from operations of Alliance Resource Holdings, and/or from quarterly distributions paid by us on the common and subordinated units held by our special general partner.

     Management's payment obligations under the promissory notes are secured under a security and pledge agreement by a pledge to The Beacon Group's funds of all of the outstanding capital stock of Alliance Resource Holdings and other equity interests in affiliated entities owned directly or indirectly by our management.

                      PARTNERSHIP STRUCTURE AND MANAGEMENT

     Our operations are conducted through, and our operating assets are owned by, our subsidiaries. The chart on the following page depicts our organizational and ownership structure after giving effect to this offering. Upon consummation of the offering of our common units:

     - there will be 9,836,000 publicly held common units outstanding, including common units held directly by management, representing an aggregate 54.6% limited partner interest in us;

     - entities controlled by our management will own 1,396,780 common units and 6,422,531 subordinated units, representing an aggregate 43.4% limited partner interest in us; and

     - our general partners will continue to own a combined 2.0% general partner interest in us and all of our incentive distribution rights.

     Our principal executive offices are located at 1717 South Boulder Avenue, Suite 600, Tulsa, Oklahoma 74119, and our telephone number is (918) 295-7600.

   [Chart depicting ownership structure of Alliance Resources Partners, L.P.
                                 appears here]

                                  THE OFFERING

Common units offered by us....   2,250,000 common units (2,587,500 common units
                                 if the underwriters' over-allotment option is exercised in full).

Units outstanding after the
offering......................   11,232,780 common units (11,570,280 common
                                 units if the underwriters' over-allotment option is exercised in full) and 6,422,531 subordinated units.

Subordination period..........   The subordination period will end and the
                                 subordinated units will convert into common units on a one-for-one basis once we meet the financial tests set forth in our partnership agreement, but generally cannot convert into common units before September 30, 2004.
                                 However, if we meet certain financial tests for any quarter on or after September 30, 2003, 50% of the subordinated units may convert into common units.

Use of proceeds...............   We will receive net proceeds from this offering
                                 of approximately $51.8 million, or
                                 approximately $59.7 million if the
                                 underwriters' over-allotment option is
                                 exercised in full. We plan to use the net proceeds to fund the acquisition of Warrior
                                 Coal and for working capital and general partnership purposes.

Cash distributions............   We are required to distribute within 45 days
                                 after the end of each quarter all of our cash on hand at the end of the quarter, plus working capital borrowings after the end of the quarter, less reserves established by our managing general partner in its discretion. We refer to this cash as "available cash" and its meaning is defined in our partnership agreement. The amount of this cash may be greater than or less than the minimum quarterly distribution.

                                 In general, cash distributions each quarter are based on the following priorities:

                                 - first, 98% to the common units and 2% to the
                                   general partners, until each common unit has received a minimum quarterly distribution of $0.50 plus any arrearages in the payment of the minimum quarterly distribution from prior quarters;

                                 - second, 98% to the subordinated units and 2%
                                   to the general partners, until each
                                   subordinated unit has received a minimum quarterly distribution of $0.50; and

                                 - third, 98% to the units and 2% to the general
                                   partners, until each unit has received a quarterly distribution of $0.55.

                                 Our managing general partner is entitled to receive 13% of amounts we distribute in excess of $0.55 per unit, 23% of amounts we distribute in excess of $0.625 per unit and 48% of amounts we distribute in excess of $0.75 per unit.

Risk Factors..................   An investment in our common units involves
                                 risks. Please read "Risk Factors" beginning on page S-8 of this prospectus supplement and page
                                 4 of the accompanying prospectus.

Nasdaq symbol.................   ARLP

                                  RISK FACTORS

     Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. In addition to the risk factors set forth below, you should carefully consider the discussion of material risks under the caption "Risk Factors" beginning on page 4 of the accompanying prospectus, together with all of the other information incorporated by reference or included in this prospectus supplement, in evaluating an investment in the common units.

  A SUBSTANTIAL OR EXTENDED DECLINE IN COAL PRICES COULD NEGATIVELY IMPACT OUR RESULTS OF OPERATIONS.

     The prices we receive for our production depend upon factors beyond our control, including:

     -  the supply of and demand for domestic and foreign coal;

     -  weather conditions;

     -  the proximity to and capacity of transportation facilities;

     -  worldwide economic conditions;

     -  domestic and foreign governmental regulations and taxes;

     -  the price and availability of alternative fuels; and

     -  the effect of worldwide energy conservation measures.

     A substantial or extended decline in coal prices could materially and adversely affect us by decreasing our revenues to the extent we are not otherwise protected pursuant to the specific terms of our sales contracts.

SEVERAL OF OUR CUSTOMERS HAVE HAD THEIR CREDIT RATING DOWNGRADED, AND ONE CUSTOMER HAS FILED RECENTLY FOR BANKRUPTCY. WHILE WE HAVE NOT RECEIVED NOTICE OF, AND OTHERWISE ARE NOT AWARE, OF THE INTENT OF ANY OF THESE CUSTOMERS TO, DEFAULT ON THEIR CONTRACTUAL OBLIGATIONS TO US, THE LOWERED CREDIT RATINGS AND THE BANKRUPTCY FILING OF THESE CUSTOMERS INDICATE THAT THIS IS A POSSIBILITY.

     Approximately 10% of our coal sales are made on a cash-on-delivery basis to customers that do not meet our standard credit requirements. One of these customers, Horizon Natural Resources Sales Company, a subsidiary of Horizon Natural Resources Company, (formerly AEI Resources Holding, Inc.), has filed recently for bankruptcy. We have a policy of collecting payment in full upon delivery of coal shipments to customers that we do not deem creditworthy. However, we cannot assure that payment arrearages will not develop in the future for customers to whom we provide credit. In the case of Horizon Natural Resources Sales Company, we have not received any indication that it will attempt to reject the contract, but that is a possibility. If any of our customers file for bankruptcy and reject their coal supply contracts or if they otherwise default on their obligations to us, we may be unable to enter into new contracts on similar terms to replace this lost revenue, and our business, financial condition or results of operations could be adversely affected.

SEVERAL COAL COMPANIES THAT COMPETE WITH US HAVE RECENTLY FILED FOR BANKRUPTCY PROTECTION. IF THEY EMERGE FROM BANKRUPTCY WITH THEIR DEBT BURDEN REDUCED OR ELIMINATED, THOSE COMPANIES MAY POSSESS A SIGNIFICANT COMPETITIVE ADVANTAGE OVER US.

     In 2002, several coal companies that compete with us, including Anker Coal Group, Inc. and Horizon Natural Resources Sales Company, have filed for bankruptcy. If these competitors or others that file for bankruptcy then emerge unencumbered by any significant debt obligations, they could have a lower cost structure which could enable them to successfully compete with us for coal supply contracts and outbid us for potential acquisitions of properties or businesses.

A MATERIAL PORTION OF OUR NET INCOME AND CASH FLOW IS DEPENDENT ON THE CONTINUED ABILITY BY US OR OTHERS TO REALIZE BENEFITS FROM STATE AND FEDERAL INCOME TAX CREDITS. IF THE BENEFIT TO US FROM ANY OF THESE TAX CREDITS IS MATERIALLY REDUCED, IT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS AND MIGHT IMPAIR OUR ABILITY TO PAY THE MINIMUM QUARTERLY DISTRIBUTION ON ALL OUR UNITS.

     In 2002, we derived a material portion of our income under long-term agreements with Synfuel Solutions. These agreements are dependent on the ability of the synfuel facility's owner to use certain qualifying federal income tax credits available to the facility and are subject to early cancellation in certain circumstances, including in the event that these synfuel tax credits become unavailable to the owner. Furthermore, one of the states in which we operate has established a statutory framework for tax credits against income or franchise taxes, that have benefited, directly or indirectly, coal operators or customers purchasing coal produced from mines within that state. In 2002, the benefit of this state tax credit to us was approximately $6.9 million. Although this credit is not set to expire by its terms in the near future, we are aware that legislation may be proposed that would eliminate this credit as a potential measure to reduce that state's budget deficit. If, because of budgetary shortfalls or any other reason, either the federal government or this state were to significantly reduce or eliminate these credits, it would likely have a material adverse effect on our operations and may impair our ability to pay the full minimum quarterly distribution on all of our units.

OUR GENERAL PARTNERS AND THEIR AFFILIATES, WHICH ARE CONTROLLED BY OUR MANAGEMENT, MAY IN SOME INSTANCES ENGAGE IN ACTIVITIES THAT COMPETE DIRECTLY WITH US.

     Under the terms of the omnibus agreement entered into at the time of our initial public offering, our general partners and their affiliates may not engage in the activities of mining, marketing or transporting of coal in the United States or acquire any business engaged in these activities unless we are first offered the opportunity to engage in the activity or acquire the business in question. However, if the conflicts committee of the board of directors of our managing general partner elects to cause us not to pursue the opportunity or acquisition, then our general partners and their affiliates may pursue the opportunity or acquisition and compete with us.

UNDER OUR MANAGEMENT'S BUY-OUT AGREEMENT WITH THE BEACON GROUP, UNDER SOME CIRCUMSTANCES THE BEACON GROUP MAY ASSUME CONTROL OF THE BUSINESS AND AFFAIRS OF OUR GENERAL PARTNERS.

     For as long as our management's obligations under the promissory notes issued in connection with the management buy-out of The Beacon Group's interests remain outstanding, The Beacon Group's funds are permitted to designate three of the seven members of the board of directors of our managing general partner. In some circumstances, including a default under our senior credit facility or a payment default with respect to the promissory notes, The Beacon Group's funds may designate a majority of the board of our managing general partner and/or foreclose on the 74.1% interest in our managing general partner, thus assuming control of our business and affairs.

THE PRESIDENT AND CHIEF EXECUTIVE OFFICER OF OUR MANAGING GENERAL PARTNER EFFECTIVELY CONTROLS US THROUGH HIS OWNERSHIP OF A MAJORITY OF THE EQUITY INTERESTS IN OUR MANAGING GENERAL PARTNER AND AN AFFILIATE.

     As a result of the management buy-out of The Beacon Group's funds' interests, Joseph W. Craft III, the president and chief executive officer of our managing general partner, increased his indirect equity interest in our managing general partner to 50.6% and increased his indirect equity interest in the parent of our special general partner to 57.3%, giving him substantial control over our business and operations.

     Mr. Craft is not restricted from disposing of all or a part of his equity interests in our managing general partner or in the indirect parent of our special general partner. In addition, the sale by Mr. Craft of those equity interests could trigger "change of control" provisions in certain agreements, such as the security and pledge agreement relating to the management buy-out of The Beacon Group's funds' interests.

A RECENT FEDERAL DISTRICT COURT DECISION, WHICH EXTENDS PROHIBITIONS PREVIOUSLY APPLICABLE ONLY TO SURFACE MINES TO UNDERGROUND MINES, COULD LIMIT OUR ABILITY TO CONDUCT UNDERGROUND MINING OPERATIONS.

     On March 29, 2002, the U.S. District Court for the District of Columbia issued a ruling that could restrict underground mining activities conducted in the vicinity of public roads, within a variety of federally protected lands, within national forests and within a certain proximity of occupied dwellings. The lawsuit, Citizens Coal Council v. Norton, was filed in February 2000 to challenge regulations issued by the Department of Interior providing, among other things, that subsidence and underground activities that may lead to subsidence are not surface mining activities within the meaning of the Surface Mining Control and Reclamation Act of 1977, or SMCRA. The District Court entered summary judgment upon the plaintiffs' claims that the Secretary of the Interior's determination violated SMCRA. By order dated April 9, 2002, the court remanded the regulations to the Secretary of the Interior for reconsideration.

     None of our deep mining activities are within the federally protected lands or national forests where SMCRA restricts surface mining, or within any real proximity to occupied dwellings. However, this case poses a potential restriction on underground mining within 100 feet of a public road. If these SMCRA restrictions ultimately apply to underground mining, considerable uncertainty would exist about the nature and extent of this restriction.

     The significance of this decision for the coal mining industry remains unclear because this ruling is subject to appellate review. The Department of Interior and the National Mining Association, a trade group that intervened in this action, appealed the ruling and sought a stay of the order pending appeal to the U.S. Court of Appeals for the District of Columbia Circuit and the stay was granted. If the District Court's decision is not overturned, or if some legislative solution is not enacted, this ruling could have a material adverse affect on our underground coal mining operations. While it may still be possible to obtain permits for underground mining operations in these areas, the time and expense of that permitting process are likely to increase significantly.

                                USE OF PROCEEDS

     We expect to receive net proceeds from this offering of approximately $51.8 million. The proceeds are based on an assumed public offering price of $24.24 per common unit after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we will receive net proceeds of approximately $59.7 million.

     We intend to use the net proceeds to fund the purchase price for the Warrior Coal acquisition and for working capital and general partnership purposes. We expect that the purchase price for the Warrior Coal acquisition will be approximately $29.6 million, which consists of:

     - a $12.7 million payment of the put option purchase price; and

     - a $16.9 million repayment of all outstanding borrowings made by Warrior Coal under a revolving credit facility.

     The borrowings under the revolving credit facility have been used primarily to finance new infrastructure capital projects at Warrior Coal. Our special general partner is the lender under Warrior Coal's revolving credit facility. Borrowings under the Warrior Coal revolving credit facility bear interest at the London Interbank Offered Rate, or LIBOR, plus 1.5%, and the facility matures on December 31, 2006.

     We expect the Warrior Coal acquisition to close shortly following this offering. If the Warrior Coal acquisition is not completed, we will use all of the net proceeds from this offering for working capital and general partnership purposes. Pending these uses, the proceeds will be invested in investment grade securities.

               PRICE RANGE OF COMMON UNITS AND CASH DISTRIBUTIONS

     As of December 31, 2002, there were 8,982,780 common units outstanding. At December 31, 2002, there were approximately 9,850 holders including common units held in street name. The common units are quoted on the Nasdaq National Market under the symbol "ARLP." An additional 6,422,531 subordinated units are outstanding. The subordinated units are held by our special general partner and are not publicly traded.

     The following table sets forth, for the periods indicated, the high and low sales prices for the common units, as reported on the Nasdaq National Market, and the quarterly cash distributions per common unit paid to unitholders. The last reported sale price of common units on the Nasdaq National Market on February 3, 2003 was $24.24 per common unit.

                                          PRICE RANGE       CASH DISTRIBUTION HISTORY(1)
                                        ---------------   --------------------------------
                                         HIGH     LOW     PER UNIT        PAYMENT DATE
                                        ------   ------   --------        ------------
2003
  First quarter (through February 3,
     2003)............................  $25.50   $23.69     (2)               (2)
2002
  Fourth quarter......................  $25.20   $20.00    $0.525     February 14, 2003(3)
  Third quarter.......................   25.00    17.00     0.500     November 14, 2002
  Second quarter......................   24.70    21.85     0.500     August 14, 2002
  First quarter.......................   28.25    21.71     0.500     May 15, 2002
2001
  Fourth quarter......................  $27.45   $22.65    $0.500     February 14, 2002
  Third quarter.......................   25.20    21.73     0.500     November 14, 2001
  Second quarter......................   29.99    20.63     0.500     August 14, 2001
  First quarter.......................   22.50    16.63     0.500     May 15, 2001

---------------

(1) We paid an identical cash distribution to the holders of our outstanding subordinated units for each period shown in this table.

(2) The cash distribution for the first quarter of 2003 has not yet been declared or paid.

(3) The cash distribution with respect to the fourth quarter of 2002 has been declared and will be paid on February 14, 2003 to holders of record on February 3, 2003.

                                 CAPITALIZATION

     The following table sets forth as of December 31, 2002:

     - our consolidated historical capitalization on an actual basis; and

     - our capitalization, as adjusted to give effect to the receipt of the net proceeds from this offering of approximately $51.8 million.

     This table should be read in conjunction with our consolidated financial statements and the notes to those financial statements that are incorporated by reference in this prospectus supplement and the accompanying prospectus. This table does not give effect to the anticipated use of proceeds of this offering to finance the pending Warrior Coal acquisition. Because the Warrior Coal acquisition will be between entities under common control, it will be accounted for at historical cost in a manner similar to that used in a pooling of interests.

                                                                AS OF DECEMBER 31, 2002
                                                              ----------------------------
                                                                          AS ADJUSTED FOR
                                                               ACTUAL      THIS OFFERING
                                                              --------   -----------------
                                                                      (UNAUDITED)
                                                                     (IN THOUSANDS)
Cash and cash equivalents...................................  $  9,000       $ 60,822
                                                              ========       ========
Short term debt.............................................    16,250         16,250
Long-term debt:
  Term loan facility........................................    15,000         15,000
  Working capital facility..................................        --             --
  Revolving credit facility.................................        --             --
  8.31% senior notes due 2014...............................   180,000        180,000
                                                              --------       --------
     Total long-term debt...................................   195,000        195,000
Total partners' capital (deficit)...........................   (46,553)         5,269
                                                              --------       --------
     Total capitalization...................................  $164,697       $216,519
                                                              ========       ========

                SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

     The selected financial and operating data below was derived from our historical financial statements. The amounts in the table below, except for the per unit data and per ton information, are in millions.

                                                                  FOR THE YEAR ENDED DECEMBER 31,
                                                              ---------------------------------------
                                                                 2000          2001          2002
                                                              -----------   -----------   -----------
                                                                                          (UNAUDITED)
STATEMENTS OF INCOME:
Sales and operating revenues
  Coal sales................................................  $     347.2   $     422.0   $     478.4
  Transportation revenues(1)................................         13.5          18.1          19.0
  Other sales and operating revenues........................          2.8           6.2          20.3
                                                              -----------   -----------   -----------
      Total revenues........................................        363.5         446.3         517.7
                                                              -----------   -----------   -----------
Expenses
  Operating expenses........................................        257.4         308.0         333.1
  Transportation expenses(1)................................         13.5          18.1          19.0
  Outside purchases.........................................         16.9          31.8          46.7
  General and administrative................................         15.2          17.7          19.4
  Depreciation, depletion and amortization..................         39.1          45.5          47.2
  Interest expense..........................................         16.6          16.8          16.3
  Unusual items(2)..........................................         (9.5)           --            --
                                                              -----------   -----------   -----------
      Total expenses........................................        349.2         437.9         481.7
                                                              -----------   -----------   -----------
Income from operations......................................         14.3           8.4          36.0
Other income (expense)......................................          1.3           0.8           0.5
                                                              -----------   -----------   -----------
Income before income taxes and cumulative effect of
  accounting change.........................................         15.6           9.2          36.5
Income tax expense..........................................           --            --           0.2
                                                              -----------   -----------   -----------
Income before cumulative effect of accounting change........         15.6           9.2          36.3
Cumulative effect of accounting change(3)...................           --           7.9            --
                                                              -----------   -----------   -----------
Net income..................................................  $      15.6   $      17.1   $      36.3
                                                              ===========   ===========   ===========
Basic net income per limited partner unit...................  $      0.99   $      1.09   $      2.31
                                                              ===========   ===========   ===========
Basic net income per limited partner unit before accounting
  change....................................................  $      0.99   $      0.58   $      2.31
                                                              ===========   ===========   ===========
Diluted net income per limited partner unit.................  $      0.98   $      1.07   $      2.24
                                                              ===========   ===========   ===========
Diluted net income per limited partner unit before
  accounting change.........................................  $      0.98   $      0.57   $      2.24
                                                              ===========   ===========   ===========
Weighted average number of units outstanding-basic..........   15,405,311    15,405,311    15,405,311
                                                              ===========   ===========   ===========
Weighted average number of units outstanding-diluted........   15,551,062    15,684,550    15,842,708
                                                              ===========   ===========   ===========
BALANCE SHEET DATA:
Total assets................................................  $     309.2   $     290.9   $     288.4
Total debt..................................................        230.0         226.3         211.3
Total liabilities...........................................        341.0         337.8         335.0
Partners' capital (deficit).................................        (31.8)        (46.9)        (46.6)
OTHER FINANCIAL DATA:
Net cash provided by operating activities...................  $      71.4   $      63.7   $      87.6
Net cash used in investing activities.......................        (41.0)        (26.2)        (41.3)
Net cash used in financing activities.......................        (31.4)        (35.2)        (46.4)
Maintenance capital expenditures(4).........................         21.2          24.4          29.0
OTHER OPERATING DATA:
Tons sold...................................................         15.0          17.0          18.3
Tons produced...............................................         13.7          15.7          16.4
Revenues per ton sold(5)....................................  $     23.33   $     25.19   $     27.26
Cost per ton sold(6)........................................  $     19.30   $     21.03   $     21.82

---------------

(1) During the fourth quarter 2000, we adopted the Financial Accounting Standards Board Emerging Issues Task Force Issue No. 00-10 "Accounting for Shipping and Handling Fees and Costs" (EITF No. 00-10). We record the cost of transporting coal to customers through third party carriers and our corresponding direct reimbursement of these costs through customer billings. This activity is separately presented as transportation revenue and expense rather than offsetting these amounts in the consolidated and combined statements of income. There was no cumulative effect of the accounting change on net income and prior periods presented have been reclassified to comply with EITF No. 00-10.

(2) Represents income from the final resolution of an arbitrated dispute with respect to the termination of a long-term contract, net of impairment charges relating to certain transloading facility assets, partially offset by expenses associated with other litigation matters in 2000.

(3) Represents the cumulative effect of the change in the method of estimating coal workers' pneumoconiosis ("black lung") benefits liability effective January 1, 2001.

(4) Our maintenance capital expenditures, as defined under the terms of our partnership agreement, are defined as those capital expenditures required to maintain, over the long term, the operating capacity of our capital assets.

(5) Revenues per ton sold is based on the total of coal sales and other sales and operating revenues divided by tons sold.

(6) Cost per ton sold is based on the total of operating expenses, outside purchases and general and administrative expenses divided by tons sold.

                                   MANAGEMENT

     The following table sets forth certain information with respect to the executive officers and members of the board of directors of our managing general partner.

NAME                                   AGE   POSITION WITH OUR MANAGING GENERAL PARTNER
----                                   ---   ------------------------------------------
Joseph W. Craft III..................  52    President and Chief Executive Officer, and Director
Robert G. Sachse.....................  53    Executive Vice President and Director
Thomas L. Pearson....................  48    Senior Vice President -- Law and Administration,
                                             General Counsel and Secretary
Charles R. Wesley....................  48    Senior Vice President -- Operations
Gary J. Rathburn.....................  52    Senior Vice President -- Marketing
John J. MacWilliams..................  47    Director
Preston R. Miller, Jr................  53    Director
John P. Neafsey......................  63    Director
John H. Robinson.....................  52    Director

     Joseph W. Craft III has been President, Chief Executive Officer and a Director since August 1996 and has indirect majority ownership of our managing general partner. Previously Mr. Craft served as president of MAPCO Coal Inc. since 1986. During that period, he also was Senior Vice President of MAPCO Inc. and had been previously that company's General Counsel and Chief Financial Officer. Before joining MAPCO, Mr. Craft was an attorney at Falcon Coal Corporation and Diamond Shamrock Coal Corporation. He is past chairman of the National Coal Council, a board and executive committee member of the National Mining Association, and a director of the Center for Energy and Economic Development.

     Robert G. Sachse was named Executive Vice President and Vice Chairman in August 2000. Prior to his current position, Mr. Sachse was Executive Vice President and Chief Operating Officer of MAPCO Inc. from 1996 to 1998 when MAPCO merged with The Williams Companies. He held various positions with MAPCO Coal Inc. from 1982 to 1991, and was promoted to President of MAPCO Natural Gas Liquids in 1992.

     Thomas L. Pearson has been part of our organization since 1989 and has served in his current positions as Senior Vice President -- Law Administration, General Counsel and Secretary since 1996. Mr. Pearson previously was Assistant General Counsel of MAPCO Inc., and he served as General Counsel and Secretary of MAPCO Coal Inc. from 1989 to 1996. Before joining the company, he was General Counsel and Secretary of McLouth Steel Products Corporation, Corporate Counsel for Midland-Ross Corporation, and an attorney for Arter & Hadden, a law firm in Cleveland, Ohio. Mr. Pearson's current and past business, charitable and education involvement includes vice chairman, Legal Affairs Committee, National Mining Association and member, Dean's Committee, The University of Iowa College of Law.

     Charles R. Wesley has held his current position as Senior Vice
President -- Operations since August 1996. He joined the company in 1974 when he began working for Webster County Coal Corporation as an engineering co-op student. In 1992, Mr. Wesley was named Vice President -- Operations for Mettiki Coal Corporation. He has served the industry as past president of the West Kentucky Mining Institute and National Mine Rescue Association Post 11, and he has served on the board of the Kentucky Mining Institute.

     Gary J. Rathburn was named to his current position of Senior Vice President -- Marketing in August 1996. He joined MAPCO Coal Inc as manager of Brokerage Coals in 1980. Since that time, he has managed all phases of the marketing group involving transportation and distribution, international sales and the brokering of coal. Prior to joining the company, Mr. Rathburn was employed by Eastern Associated Coal Corporation in its International Sales and Brokerage groups. Active in many industry-related groups, he was a director of The National Coal Association and chairman of the Coal Exporters Association for several years.

     John J. MacWilliams, a general partner of The Beacon Group, LP, has served as a Director since June 1996. Mr. MacWilliams' previous positions included serving as general partner of JP Morgan Partners, Executive Director of Goldman Sachs International in London, vice president for Goldman Sachs & Co.'s Investment Banking Division in New York, and attorney at Davis Polk & Wardwell in New York. He also is a director of Compagnie Generale de Geophysique.

     Preston R. Miller, Jr., a general partner of The Beacon Group, LP, has served as a Director since June 1996. Mr. Miller's previous positions included serving as general partner of JP Morgan Partners and as a Vice President for Goldman, Sachs & Co. in New York City and had global responsibility for coverage of the independent power industry, asset-backed power generation, and oil and gas financing. He also has a background in credit analysis, and was head of revenue bond rating group at Standard & Poor's Corp. Mr. Miller is the chairman of our compensation committee.

     John P. Neafsey has served as Chairman since June 1996. Mr. Neafsey is President of JN Associates, an investment consulting firm. Mr. Neafsey served as President and CEO of Greenwich Capital Markets from 1990 to 1993 and a Director since its founding in 1983. Positions that Mr. Neafsey held during a 23-year career at The Sun Company include executive vice president responsible for Canadian operations, Sun Coal Company and Helios Capital Corporation; chief financial officer; and other executive positions with numerous subsidiary companies. He is or has been active in a number of organizations, including the following: director for The West Pharmaceutical Services Company and Longhorn Partners Pipeline, Inc.; Trustee Emeritus and Presidential Counselor, Cornell University and Overseer of Cornell-Weill Medical Center. Mr. Neafsey is the chairman of our audit committee and a member of the conflicts and compensation committees.

     John H. Robinson became a Director in December 1999. Most recently, he was with Amey plc, a British support services business, as Executive Director of its Technology Services Division. Mr. Robinson previously served as Vice Chairman of Black & Veatch from 1997 through 2000. He began his career at Black & Veatch in 1973 and was a general partner and managing partner prior to becoming Vice Chairman when it was formed as a partnership. Robinson is a Director of Coeur d'Alene Mining Corporation. Mr. Robinson is a member of our audit, compensation and conflicts committees.

     Paul R. Tregurtha, formerly a director, a member of our audit committee and chairman of the conflicts committee, retired from the board of our managing general partner in December 2002. We are currently looking for a new director to replace Mr. Tregurtha on the board and these committees.

                               TAX CONSIDERATIONS

     The tax consequences to you of an investment in our common units will depend in part on your own tax circumstances. For a discussion of the principal federal income tax considerations associated with our operations and the purchase, ownership and disposition of common units, please read "Tax Considerations" beginning on page 37 of the accompanying prospectus. You are urged to consult your own tax advisor about the federal, state, foreign and local tax consequences peculiar to your circumstances.

     We estimate that if you purchase a common unit in this offering and hold the common unit through the record date for the distribution with respect to the fourth calendar quarter of 2005, you will be allocated, on a cumulative basis, an amount of federal taxable income for the period 2003 through 2005 that will be less than 30% of the amount of cash distributed to you with respect to that period.

     These estimates are based upon the assumption that our available cash for distribution will approximate the amount required to distribute cash to the holders of all common units in an amount equal to the current quarterly distribution of $0.525 per unit, and other assumptions with respect to capital expenditures and cash flows. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we have adopted and with which the Internal Revenue Service might disagree. Accordingly, we cannot assure you that the estimates will be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower, and any differences could be material.

     Ownership of common units by tax-exempt entities, regulated investment companies and foreign investors raises issues unique to such persons. Please read "Tax Considerations -- Tax-exempt Organizations and Other Investors" in the accompanying prospectus.

     On January 7, 2003, the Bush Administration released a proposal that would exclude certain corporate dividends from an individual's federal taxable income. Enactment of legislation reducing or eliminating the federal income tax on corporate dividends may cause certain corporations to increase their dividends, increasing the number of securities providing current income to investors. As of the date of this prospectus supplement, we cannot predict whether the proposal will ultimately be enacted into law, and if so, the effect that any final legislation would have on an investment in our units.

     Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "qualifying income exception," exists with respect to publicly traded partnerships whose gross income for every taxable year consists of at least 90% "qualifying income." Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, refining, transportation and marketing of any mineral or natural resource. Other types of qualifying income include interest other than from a financial business, dividends, gains from the sale of real property and gains from the sale or other disposition of assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 4% of our 2003 gross income will not be qualifying income; however, this estimate could change from time to time.

     The summary of material tax considerations that may be relevant to an investment in the common units contained in "Tax Considerations" in the accompanying prospectus expresses the opinion of Vinson & Elkins L.L.P., our counsel, as it relates to matters of United States federal income tax law and legal conclusions with respect to these matters, subject to the qualifications and limitations stated therein and as modified by the discussion contained in this section.

                                  UNDERWRITING

     Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of common units set forth opposite the underwriter's name.

                                                               NUMBER OF
                                                                COMMON
UNDERWRITER                                                      UNITS
-----------                                                    ---------
Salomon Smith Barney Inc....................................
Lehman Brothers Inc.........................................
A.G. Edwards & Sons, Inc....................................
                                                               ---------
          Total.............................................   2,250,000
                                                               =========

     The underwriting agreement provides that the obligations of the underwriters to purchase the common units included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the common units (other than those covered by the over-allotment option described below) if they purchase any of the common units.

     The underwriters propose to offer some of the common units directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the common units to dealers at the public
offering price less a concession not to exceed $     per common unit. The
underwriters may allow, and dealers may reallow, a concession not to exceed
$     per common unit on sales to other dealers. If all of the common units are not sold at the initial offering price, the underwriters may change the public offering price and the other selling terms.

     We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 337,500 additional common units at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional common units approximately proportionate to such underwriter's initial purchase commitment.

     We, the executive officers and directors of our managing general partner and our special general partner have agreed that for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of Salomon Smith Barney, dispose of or hedge any common units or any securities convertible into or exercisable or exchangeable for common units; we may, however, issue units or options pursuant to our long-term incentive plan. Salomon Smith Barney in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

     The common units are quoted on the Nasdaq National Market under the symbol "ARLP."

     Because the National Association of Securities Dealers, Inc. views the common units offered hereby as interests in a direct participation program, this offering is being made in compliance with Rule 2810 of the NASD's Conduct Rules.

     The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional common units.

                                                              NO EXERCISE   FULL EXERCISE
                                                              -----------   -------------
Per Common Unit.............................................   $              $
Total.......................................................   $              $

     In connection with the offering, Salomon Smith Barney on behalf of the underwriters, may purchase and sell common units in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common units in excess of the number of common units to be purchased by the underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of common units made in an amount up to the number of common units represented by the underwriters' over-allotment option. In determining the source of common units to close out the covered syndicate short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of common units in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of common units in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing common units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of common units in the open market while the offering is in progress.

     The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney repurchases common units originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

     Any of these activities may have the effect of preventing or retarding a decline in the market price of the common units. They may also cause the price of the common units to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the Nasdaq National Market or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may be discontinued at any time.

     In addition, in connection with this offering, some of the underwriters (and selling group members) may engage in passive market making transactions in the common units on the Nasdaq National Market, prior to the pricing and completion of the offering. Passive market making consists of displaying bids on the Nasdaq National Market no higher than the bid prices of independent market makers and making purchases at prices no higher than those independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the common units during a specified period and must be discontinued when that limit is reached. Passive market making may cause the price of the common units to be higher than the price that otherwise would exist in the open market in the absence of those transactions. If the underwriters commence passive market making transactions, they may discontinue them at any time.

     We estimate that our portion of the total expenses of this offering will be approximately $400,000.

     Some of the underwriters have performed investment banking and advisory services for us and our managing general partner and its affiliates from time to time for which they have received customary fees and expenses. Citicorp USA, Inc., an affiliate of Salomon Smith Barney, is a lender under our senior credit facility. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

     This prospectus supplement and the accompanying prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters participating in this offering or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of units for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

     Other than this prospectus supplement and the accompanying prospectus in electronic format, information contained in any other web site maintained by an underwriter is not part of this prospectus supplement or the accompanying prospectus or registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been endorsed by us and should not be relied on by investors in deciding whether to purchase any units. The underwriters are not responsible for information contained in web sites that they do not maintain.

     We and our managing general partner have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments to the underwriters may be required to make because of any of those liabilities.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly, current reports and other information with the SEC. You may read our SEC filings over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy documents at the public reference room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose to you important information contained in other documents filed with the SEC by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. Information we later file with the SEC will automatically update and supersede this information as well as the information included in this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus supplement through the termination of this offering:

     - our annual report on Form 10-K for the year ended December 31, 2001;

     - the amendment, on Form 10-K/A for Items 1, 2, and 8 to our annual report for the year ended December 31, 2001, filed with the SEC on November 25, 2002;

     - our quarterly reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002;

     - our current reports on Form 8-K filed with the SEC on May 9, 2002 and November 15, 2002 (excluding Item 9 information);

     - the description of the common units in our registration statement on Form 8-A (File No. 0-26823) filed with the SEC pursuant to the Securities Exchange Act of 1934 on July 26, 1999 and any amendments or reports filed to update the description; and

     - all documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the termination of the registration statement of which this prospectus forms a part.

     If information contained in incorporated documents conflicts with information in this prospectus supplement or the accompanying prospectus, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address: Alliance Resource Partners, L.P., P.O. Box 22027, Tulsa, Oklahoma 74121, Attention: Investor Relations, Telephone:
(918) 295-7600.

                                 LEGAL MATTERS

     The validity of the common units being offered and certain federal income tax matters relating to the common units will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Baker Botts L.L.P., Houston, Texas will pass on certain legal matters in connection with this offering on behalf of the underwriters.

                                    EXPERTS

     The consolidated and combined financial statements and the related financial statement schedule of Alliance Resource Partners, L.P. for the years ended December 31, 2001 and 2000, the period from Alliance Resource Partners, L.P.'s commencement of operations (on August 20, 1999) to December 31, 1999 and the Predecessor's period from January 1, 1999 to August 19, 1999 (incorporated by reference in this prospectus supplement from Alliance Resource Partners, L.P.'s Form 10-K/A for the year ended December 31, 2001, filed with the SEC on November 25, 2002) have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated by reference (which report expresses an unqualified opinion and includes an explanatory paragraph referring to Alliance Resource Partners, L.P.'s change in method of estimating coal workers pneumoconiosis benefits liability effective January 1, 2001), and has been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The combined balance sheet of Alliance Resource Management GP, LLC and Alliance Resource GP, LLC and subsidiaries, including Alliance Resource Partners, L.P., as of December 31, 2001 (included as an exhibit to the registration statement of which this prospectus supplement forms a part) has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated by reference and has been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                        ALLIANCE RESOURCE PARTNERS, L.P.

                                  $200,000,000

                                  COMMON UNITS
                                DEBT SECURITIES

                             ---------------------

                             4,608,046 COMMON UNITS

     By this prospectus, we intend to offer at one or more times securities with an aggregate public offering price of up to $200,000,000. This prospectus provides you with a general description of the common units and debt securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any supplement carefully before you invest.

     In addition, by this prospectus, our special general partner, Alliance Resource GP, LLC, may offer and sell from time to time up to 4,444,046 common units, and our managing general partner, Alliance Resource Management GP, LLC, may offer and sell from time to time up to 164,000 common units, pursuant to arrangements made by each of these selling unitholders. The common units to be offered and sold by Alliance Resource GP, LLC include 3,211,266 common units that may be issued upon conversion of subordinated units owned by it after September 30, 2003, if certain tests set forth in our partnership agreement are met. Alliance Resource GP, LLC cannot offer or sell any of these 3,211,266 common units prior to their conversion. We will not receive any of the proceeds from the sale of common units by these selling unitholders.

     The common units are traded on the Nasdaq National Market under the symbol "ARLP." On March 28, 2002, the last reported sales price for the common units as reported on the Nasdaq National Market was $24.18 per common unit. We will provide information in the prospectus supplement for the expected trading market, if any, for the debt securities.

     YOU SHOULD CAREFULLY CONSIDER EACH OF THE RISK FACTORS DESCRIBED UNDER "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is April 12, 2002.

                               TABLE OF CONTENTS

ABOUT THIS PROSPECTUS.......................................     2
WHO WE ARE..................................................     3
RISK FACTORS................................................     4
USE OF PROCEEDS.............................................    17
RATIO OF EARNINGS TO FIXED CHARGES..........................    17
DESCRIPTION OF COMMON UNITS.................................    18
DESCRIPTION OF DEBT SECURITIES..............................    20
CASH DISTRIBUTION POLICY....................................    31
DESCRIPTION OF OUR PARTNERSHIP AGREEMENT....................    32
TAX CONSIDERATIONS..........................................    36
THE SELLING UNITHOLDERS.....................................    52
PLAN OF DISTRIBUTION........................................    52
FORWARD LOOKING STATEMENTS..................................    54
WHERE YOU CAN FIND MORE INFORMATION.........................    54
LEGAL OPINIONS..............................................    55
EXPERTS.....................................................    55

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf registration process, we may sell the common units and debt securities described in this prospectus in one or more offerings. In addition, under this shelf registration process, the selling unitholders also may, from time to time, sell up to 4,608,046 common units. The common units and debt securities are sometimes referred to in this prospectus as the "Securities." This prospectus provides you with a general description of us and the Securities. Each time we or the selling unitholders sell Securities with this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information in this prospectus. The information in this prospectus is accurate as of its date. You should carefully read this prospectus, the prospectus supplement and the documents we have incorporated by reference under the heading "Where You Can Find More Information."

                                   WHO WE ARE

     We are a diversified producer and marketer of coal to major United States utilities and industrial users. We began mining operations in 1971 and, since then, have grown through acquisitions and internal development to become the eighth largest coal producer in the eastern United States. We currently operate seven mining complexes in Illinois, Indiana, Kentucky and Maryland. Six of our mining complexes are underground and one has both surface and underground mines. Our mining activities are organized into three operating regions:

     - the Illinois Basin operations;

     - the East Kentucky operations; and

     - the Maryland operations.

     We and our subsidiary, Alliance Resource Operating Partners, L.P. which is referred to in this prospectus as the "intermediate partnership", were formed to acquire, own and operate substantially all of the coal production and marketing assets of Alliance Resource Holdings, Inc., a Delaware corporation formerly known as Alliance Coal Corporation.

     Our managing general partner, Alliance Resource Management GP, LLC and our special general partner, Alliance Resource GP, LLC, own an aggregate 2% general partner interest in us. Our limited partners, including the general partners as holders of common units and subordinated units, own an aggregate 98% limited partner interest in us.

     We maintain our principal executive offices at 1717 South Boulder Avenue, Suite 600, Tulsa, Oklahoma 74119, and our telephone number is (918) 295-7600.

                                  RISK FACTORS

     Limited partner interests are inherently different from capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should carefully consider the following risk factors together with all of the other information included in this prospectus in evaluating an investment in the common units.

     If any of the following risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of our common units could decline and you may lose all or part of your investment.

RISKS INHERENT IN AN INVESTMENT IN ALLIANCE RESOURCE PARTNERS

  YOU WILL HAVE LIMITED VOTING RIGHTS AND WILL NOT CONTROL OUR MANAGING GENERAL PARTNER.

     The managing general partner will manage and operate Alliance Resource Partners. Unlike the holders of common stock in a corporation, you will have only limited voting rights on matters affecting our business. You will have no right to elect our managing general partner on an annual or other continuing basis. Holders of units cannot remove the managing general partner without the vote of the holders of at least 66 2/3% of the outstanding units, including units owned by the general partners and their affiliates. The current ownership of an aggregate of 50.8% of the outstanding units by the managing general partner and the special general partner gives them the practical ability to prevent the removal of the managing general partner.

     In addition, the partnership agreement contains provisions that may have the effect of discouraging a person or group from attempting to remove our managing general partner or otherwise changing the management of Alliance Resource Partners. These provisions may diminish the price at which the common units will trade under some circumstances. The partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders' ability to influence the manner or direction of management. All matters, other than removal of a general partner, requiring the approval of the unitholders during the subordination period must first be proposed by our managing general partner. Please read "Description of Our Partnership Agreement-Withdrawal or Removal of the General Partners; Transfer of Ownership of the General Partners" and "-- Change of Management Provisions."

  WE MAY ISSUE ADDITIONAL COMMON UNITS WITHOUT YOUR APPROVAL, WHICH WOULD DILUTE EXISTING UNITHOLDERS' INTERESTS.

     During the subordination period, our managing general partner, without the approval of the unitholders, may cause us to issue common units in a number of circumstances. Please read "Description of Our Partnership Agreement-Issuance of Additional Securities" for a discussion of these circumstances.

     After the end of the subordination period, we may issue an unlimited number of limited partner interests of any type without the approval of the unitholders. Based on the circumstances of each case, the issuance of additional common units or securities ranking senior to or on a parity with the common units may dilute the value of the interests of the then-existing holders of common units in the net assets of Alliance Resource Partners, dilute the interests of unitholders in distributions by Alliance Resource Partners and, if issued during the subordination period, reduce the support provided by the subordination feature of the subordinated units. Our partnership agreement does not give the unitholders the right to approve our issuance of equity securities ranking junior to the common units at any time.

  THE ISSUANCE OF ADDITIONAL COMMON UNITS, INCLUDING UPON CONVERSION OF SUBORDINATED UNITS, WILL INCREASE THE RISK THAT WE WILL BE UNABLE TO PAY THE FULL MINIMUM QUARTERLY DISTRIBUTION ON ALL COMMON UNITS.

     Our ability to pay the full minimum quarterly distribution on all the common units may be reduced by any increase in the number of outstanding common units. Additional common units would be issued as a result of:

     - the conversion of subordinated units;

     - upon the conversion of the general partner interests and the incentive distribution rights as a result of the withdrawal of our general partners; or

     - other future issuances of common units.

     Any of these actions will increase the percentage of the aggregate minimum quarterly distribution payable to the common unitholders and decrease the percentage of the aggregate minimum quarterly distribution payable to the subordinated unitholders, which will in turn have the effect of:

     - reducing the amount of support provided by the subordination feature of the subordinated units; and

     - increasing the risk that we will be unable to pay the minimum quarterly distribution in full on all the common units.

  COST REIMBURSEMENTS DUE TO OUR GENERAL PARTNERS ARE SUBSTANTIAL AND WILL REDUCE OUR CASH AVAILABLE FOR DISTRIBUTION.

     Prior to making any distribution on the common units, we will reimburse the general partners and their affiliates, including officers and directors of the general partners, for all expenses incurred on our behalf. The reimbursement of expenses and the payment of fees could adversely affect our ability to make distributions. The managing general partner has sole discretion to determine the amount of these expenses. In addition, our general partners and their affiliates may provide us new or additional services for which we will be charged reasonable fees as determined by the managing general partner.

  OUR MANAGING GENERAL PARTNER HAS A LIMITED CALL RIGHT THAT MAY REQUIRE YOU TO SELL YOUR UNITS AT AN UNDESIRABLE TIME OR PRICE.

     If our general partners and their affiliates own 80% or more of the common units, the managing general partner will have the right, which it may assign to any of its affiliates, to acquire all, but not less than all, of the remaining common units held by unaffiliated persons at a price generally equal to the then-current market price of the common units. As a result, you may be required to sell your common units at a time when you may not desire to sell them or at a price that is less than the price you would like to receive. You may also incur a tax liability upon a sale of your units. Please read "Description of Our Partnership Agreement-Limited Call Right."

  YOU MAY NOT HAVE LIMITED LIABILITY IN SOME CIRCUMSTANCES.

     The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some states. You could be held liable in some circumstances for Alliance Resource Partners' obligations to the same extent as a general partner if a state or a court determined that:

     - Alliance Resource Partners had been conducting business in any state without compliance with the applicable limited partnership statute; or

     - the right or the exercise of the right by the unitholders as a group to remove or replace our managing general partner, to approve some amendments to the partnership agreement or to take other action under the partnership agreement constituted participation in the "control" of Alliance Resource Partners' business.

     In addition, under some circumstances a unitholder may be liable to Alliance Resource Partners for the amount of a distribution for a period of three years from the date of the distribution.

RISKS INHERENT IN OUR BUSINESS

  COMPETITION WITHIN THE COAL INDUSTRY MAY ADVERSELY AFFECT OUR ABILITY TO SELL COAL, AND EXCESS PRODUCTION CAPACITY IN THE INDUSTRY COULD PUT DOWNWARD PRESSURE ON COAL PRICES.

     We compete with other large coal producers and hundreds of small coal producers in various regions of the United States for domestic sales. The industry has undergone significant consolidation over the last decade. This consolidation has led to several competitors having significantly larger financial and operating resources than we do. In addition, we compete to some extent with western surface coal mining operations that have a much lower cost of production and produce lower sulfur coal. Over the last 20 years, growth in production from western coal mines has substantially exceeded growth in production from the east. The development of these western coal mines, as well as the implementation of more efficient mining techniques throughout the industry, has created excess production capacity in the industry, which may result in downward pressure on prices. Declining prices would reduce our revenues and would adversely affect our ability to make distributions to unitholders.

  WE EXPECT MOST NEWLY CONSTRUCTED POWER PLANTS TO BE FUELED BY NATURAL GAS. ANY CHANGE IN CONSUMPTION PATTERNS BY UTILITIES AWAY FROM THE USE OF COAL COULD AFFECT OUR ABILITY TO SELL THE COAL WE PRODUCE.

     We expect most new power plants built in the future to be units which would produce electricity during peak periods of demand for the applicable utility. These new power plants would be fueled by natural gas because of the cheaper construction costs compared to coal-fired plants and because natural gas is a cleaner burning fuel. The demand for natural gas is expected to increase at a faster rate than the demand for coal.

     The domestic electric utility industry accounts for approximately 90% of domestic coal consumption. The amount of coal consumed by the domestic electric utility industry is affected primarily by the overall demand for electricity, the price and availability of competing fuels for power plants such as nuclear, natural gas and fuel oil as well as hydroelectric power, and environmental and other governmental regulations.

  FROM TIME TO TIME CONDITIONS IN THE COAL INDUSTRY MAY MAKE IT MORE DIFFICULT FOR US TO EXTEND EXISTING OR ENTER INTO NEW LONG-TERM CONTRACTS. THIS COULD AFFECT THE STABILITY AND PROFITABILITY OF OUR OPERATIONS.

     A substantial decrease in the amount of coal sold by us pursuant to long-term contracts would reduce the certainty of the price and amounts of coal sold by us and subject our revenue stream to increased volatility. If that were to happen, changes in spot market coal prices would have a greater impact on our results, and any decreases in the spot market price for coal could adversely affect our profitability. In 2001, we sold the majority of our sales tonnage under contracts having a term greater than one year. We refer to these contracts as "long-term contracts". Long-term sales contracts have historically provided a relatively secure market for the amount of production committed under the terms of the contract. From time to time industry conditions, however, may make it more difficult for us to enter into long-term contracts with our electric utility customers in the future. As electric utilities continue compliance with the Phase II requirements of the Clean Air Act and deregulation of their industry, they may become less willing to lock in price or quantity commitments for an extended period of time, choosing instead to purchase higher percentages of coal on the spot market. Accordingly, we may not be able to continue to obtain long-term sales contracts with reliable customers as existing contracts expire.

  SOME OF OUR LONG-TERM CONTRACTS CONTAIN PROVISIONS ALLOWING FOR THE RENEGOTIATION OF PRICES AND, IN SOME INSTANCES, THE TERMINATION OF THE CONTRACT OR THE SUSPENSION OF PURCHASES BY CUSTOMERS.

     Some of our long-term contracts contain provisions which allow for the purchase price to be renegotiated at periodic intervals. These price reopener provisions may automatically set a new price based on the prevailing market price or, in some instances, require the parties to the contract to agree on a new price. Any adjustment or renegotiation leading to a significantly lower contract price could adversely affect our operating profit margins. Accordingly, long-term contracts may provide only limited protection during adverse market conditions. In some circumstances, failure of the parties to agree on a price under a reopener can also lead to early termination of a contract.

     Some of our long-term contracts also contain provisions which allow the customer to suspend or terminate performance under the contract upon the occurrence or continuation of some specified events. These events are called "force majeure" events. Some of these events which are specific to the coal industry include:

     - our inability to deliver the quantities or qualities of coal specified;

     - changes in the Clean Air Act rendering use of our coal inconsistent with the customer's pollution control strategies; and

     - the occurrence of events beyond the reasonable control of the affected party, including labor disputes, mechanical malfunctions and changes in government regulations.

     In addition, certain contracts are terminable as a result of events that are beyond our control. For example, we have entered into agreements with a coal synfuel facility to provide coal feedstock and other services. Each of these agreements provides for early cancellation in the event federal synfuel tax credits become unavailable or upon the termination of associated coal synfuel sales contracts between the facility and its customers. In the event of early termination of any of our long-term contracts, if we are unable to enter into new contracts on similar terms, our business, financial condition and results of operations could be adversely affected.

  SOME OF OUR LONG-TERM CONTRACTS REQUIRE US TO SUPPLY ALL OF OUR CUSTOMERS' COAL NEEDS. IF THESE CUSTOMERS' COAL REQUIREMENTS DECLINE, OUR REVENUES UNDER THESE CONTRACTS WILL ALSO DROP.

     If our customers who have requirements contracts need less coal in the future, we could be adversely affected to the extent that we cannot find alternative customers at the same price and volume levels. Requirements contracts are contracts that obligate us to supply all of our customers' coal needs.

  A SUBSTANTIAL PORTION OF OUR COAL HAS A HIGH-SULFUR CONTENT. THIS COAL MAY BECOME MORE DIFFICULT TO SELL BECAUSE THE CLEAN AIR ACT LIMITS THE ABILITY OF ELECTRIC UTILITIES TO BURN HIGH-SULFUR COAL.

     The Clean Air Act limits the amount of sulfur dioxide (SO(2)) emitted from coal-fired power plants, which has affected demand and prices for our high-sulfur coal. Accordingly, the ability of our utility customers to burn high-sulfur coal may be limited unless they:

     - have already installed or will install costly pollution control devices such as scrubbers;

     - purchase and use emission allowances; or

     - blend high-sulfur coal with low-sulfur coal.

     During 2001, the majority of our production was high-sulfur coal. Our ability to continue to sell high-sulfur coal will be dependent on our ability to enter into new contracts with electric utility companies that are able to burn high-sulfur coal. If our utility customers, or potential utility customers in our market areas, choose not to purchase our high-sulfur coal, we may be unable to find other buyers for this coal at our current price and volume levels.

  WE DEPEND ON A FEW CUSTOMERS FOR A SIGNIFICANT PORTION OF OUR REVENUES, AND THE LOSS OF ONE OR MORE SIGNIFICANT CUSTOMERS COULD AFFECT OUR ABILITY TO SELL COAL.

     During 2001, we derived a significant amount of our total revenues from coal sales to our three largest customers. If we were to lose any of these customers without finding substitutes willing to purchase an equivalent amount of coal on similar terms, or if these significant customers were to change the amounts of coal purchased or the terms, including pricing terms, on which they buy coal from us, it could have a material adverse effect on our business, financial condition and results of operations.

  LITIGATION RELATING TO DISPUTES WITH OUR CUSTOMERS MAY RESULT IN SUBSTANTIAL COSTS, LIABILITIES AND LOSS OF REVENUES

     From time to time we have disputes with our customers over the provisions of long-term coal supply contracts relating to, among other things, coal pricing, quality, quantity and the existence of specified conditions beyond our control that suspend performance obligations under the particular contract. Disputes may occur in the future and we may not be able to resolve those disputes in a satisfactory manner.

  A LOSS OF THE BENEFIT FROM STATE TAX CREDITS MAY ADVERSELY AFFECT OUR ABILITY TO PAY THE MINIMUM QUARTERLY DISTRIBUTION

     Several states in which we operate or our utility customers reside have established a statutory framework for tax credits against income, franchise, or severance taxes, which have benefited, directly or indirectly, coal operators or customers purchasing coal mine production from within the applicable state. The state statutes authorizing these tax credits are scheduled to expire in accordance with their term provisions. Furthermore, these state statutes or our ability to benefit, directly or indirectly, from them may be subject to challenge by third parties. If these state statutes expire or any of these challenges were successful, we would lose the benefits of these credits. Therefore, if our operations do not produce increased cash flow sufficient to replace any lost benefits, we may not be able to make the minimum quarterly distribution on our outstanding common and subordinated units.

  COAL MINING IS SUBJECT TO INHERENT RISKS THAT ARE BEYOND OUR CONTROL, AND THESE RISKS MAY NOT BE FULLY COVERED UNDER OUR INSURANCE POLICIES.

     Our mines are subject to conditions or events beyond our control that could disrupt operations and affect the cost of mining at particular mines for varying lengths of time. These risks include:

     - fires and explosions from methane;

     - natural disasters, such as heavy rains and flooding;

     - mining and processing equipment failures and unexpected maintenance problems;

     - mine flooding due to the failure of subsurface water seals or water removal equipment;

     - changes or variations in geologic conditions, such as the thickness of the coal deposits and the amount of rock and soil overlying the coal deposit;

     - inability to acquire mining rights or permits;

     - employee injuries or fatalities; and

     - labor-related interruptions.

     These conditions may increase the cost of mining and delay or halt production at particular mines for varying lengths of time. We do carry limited business interruption insurance in addition to maintaining property and general liability insurance policies, however, these risks may not be fully covered by these insurance policies.

  ALTHOUGH NONE OF OUR EMPLOYEES ARE MEMBERS OF UNIONS, OUR WORK FORCE MAY NOT REMAIN UNION-FREE IN THE FUTURE.

     None of our employees are represented under collective bargaining agreements. However, all of our work force may not remain union-free in the future. If some or all of our currently union-free operations were to become unionized, it could adversely affect our productivity and increase the risk of work stoppages at our mining complexes. In addition, even if we remain union-free, our operations may still be adversely affected by work stoppages at unionized companies, particularly if union workers were to orchestrate boycotts against our operations.

  ANY SIGNIFICANT INCREASE IN TRANSPORTATION COSTS OR DISRUPTION OF THE TRANSPORTATION OF OUR COAL MAY IMPAIR OUR ABILITY TO SELL COAL.

     Transportation costs, which are generally borne directly by the customer, are a significant component of the total delivered cost of coal. If transportation costs incurred by our customers to take delivery of our coal were to increase relative to costs of transporting coal sold by our competitors it could impair our ability to sell coal. In addition, if the cost of transporting coal compared with competing power plant fuels, such as natural gas or oil, were to increase, it could have a material adverse effect on our business, financial condition or results of operations. In addition, we are dependent upon rail, barge and truck transport to deliver coal to our customers. Disruption of these transportation services could temporarily impair our ability to supply coal and, as a consequence, adversely affect our business, financial condition or results of operations.

  WE MAY NOT BE ABLE TO SUCCESSFULLY GROW THROUGH FUTURE ACQUISITIONS, AND WE MAY NOT BE ABLE TO EFFECTIVELY INTEGRATE THE VARIOUS BUSINESSES OR PROPERTIES WE ACQUIRE.

     Historically, our growth and operating results have been substantially dependent on the successful completion of acquisitions. Our future growth could be limited if we are unable to continue to make acquisitions, or if we are unable to successfully integrate the companies, businesses or properties we acquire. We may not be successful in consummating any acquisitions and the consequences of these acquisitions is unknown. Moreover, any acquisition could be dilutive to earnings and distributions to unitholders and any additional debt incurred to finance an acquisition could affect our ability to make distributions to unitholders. Our ability to make acquisitions in the future could be limited by restrictions under our existing or future debt agreements, competition from other coal companies for attractive properties or the lack of suitable acquisition candidates.

  OUR BUSINESS MAY BE ADVERSELY AFFECTED IF WE ARE UNABLE TO REPLACE OUR COAL RESERVES.

     Our business depends, in part, upon our ability to find, develop or acquire additional coal reserves that we can recover economically. Our reserves will generally decline as they are depleted. Our planned development projects and acquisition activities may not increase our reserves significantly and we may not have continued success expanding existing and developing additional mines. We believe that there are substantial reserves on certain adjacent or neighboring properties that are unleased and otherwise available. However, we may not be able to negotiate leases with the landowners on acceptable terms. An inability to expand our operations into adjacent or neighboring reserves under this strategy could have a material adverse effect on our business, financial condition or results of operations.

  THE ESTIMATES OF OUR RESERVES MAY PROVE INACCURATE, AND YOU SHOULD NOT PLACE UNDUE RELIANCE ON THESE ESTIMATES.

     The estimates of our reserves may vary substantially from actual amounts of coal we are able to economically recover. The reserve data set forth in this prospectus represent our engineering estimates. All of the reserves presented in this prospectus constitute proven and probable reserves. There are numerous uncertainties inherent in estimating quantities of reserves, including many factors beyond our control. Estimates of coal reserves necessarily depend upon a number of variables and assumptions, any one of which may vary considerably from actual results. These factors and assumptions relate to:

     - geological and mining conditions, which may not be fully identified by available exploration data and/or differ from our experiences in areas where we currently mine;

     - the percentage of coal in the ground ultimately recoverable;

     - historical production from the area compared with production from other producing areas;

     - the assumed effects of regulation by governmental agencies; and

     - assumptions concerning future coal prices, operating costs, capital expenditures, severance and excise taxes and development and reclamation costs.

     For these reasons, estimates of the recoverable quantities of coal attributable to any particular group of properties, classifications of reserves based on risk of recovery and estimates of future net cash flows expected from these properties as prepared by different engineers or by the same engineers at different times, may vary substantially. Actual production, revenue and expenditures with respect to our reserves will likely vary from estimates, and these variations may be material. As a result, you should not place undue reliance on the coal reserve data included herein.

  CASH DISTRIBUTIONS ARE NOT GUARANTEED AND MAY FLUCTUATE WITH OUR PERFORMANCE. IN ADDITION, OUR MANAGING GENERAL PARTNER'S DISCRETION IN ESTABLISHING RESERVES MAY NEGATIVELY IMPACT YOUR RECEIPT OF CASH DISTRIBUTIONS.

     Because distributions on the common units are dependent on the amount of cash generated through our coal sales, distributions may fluctuate based on the amount of coal we are able to produce and the price at which we are able to sell it. Therefore, the minimum quarterly distribution may not be paid each quarter. The actual amount of cash that is available to be distributed each quarter will depend upon numerous factors, some of which are beyond our control and the control of our managing general partner. Please read "Cash Available for Distribution." Cash distributions are dependent primarily on cash flow, including cash flow from financial reserves and working capital borrowings, and not solely on profitability, which is affected by non-cash items. Therefore, cash distributions might be made during periods when we record losses and might not be made during periods when we record profits.

     The partnership agreement gives our managing general partner broad discretion in establishing financial reserves for the proper conduct of our business. These reserves also will affect the amount of cash available for distribution. Our managing general partner may establish reserves for distributions on the subordinated units, but only if those reserves will not prevent us from distributing the full minimum quarterly distribution, plus any arrearages, on the common units for the following four quarters. In addition, the partnership agreement requires the managing general partner to deduct from operating surplus each year estimated maintenance capital expenditures as opposed to actual expenditures in order to reduce wide disparities in operating surplus caused by fluctuating maintenance capital expenditure levels. If estimated maintenance capital expenditures in a year are higher than actual maintenance capital expenditures, then the amount of cash available for distribution to unitholders will be lower than if actual maintenance capital expenditures were deducted from operating surplus.

  OUR INDEBTEDNESS MAY LIMIT OUR ABILITY TO BORROW ADDITIONAL FUNDS, MAKE DISTRIBUTIONS TO UNITHOLDERS OR CAPITALIZE ON BUSINESS OPPORTUNITIES.

     We have significant long-term indebtedness, consisting of our outstanding 8.31% senior unsecured notes and borrowings under our senior credit facility. Our leverage may:

     - adversely affect our ability to finance future operations and capital needs;

     - limit our ability to pursue acquisitions and other business opportunities;

     - make our results of operations more susceptible to adverse economic or operating conditions; and

     - make it more difficult to self-insure for our workers' compensation obligations.

     In addition, we have additional unused borrowing capacity under our senior credit facility. Future borrowings, under our credit facilities or otherwise, could result in a significant increase in our leverage.

     Our payment of principal and interest on the indebtedness will reduce the cash available for distribution on the units. We will be prohibited from making cash distributions:

     - during an event of default under any of our indebtedness; or

     - if either before or after such distribution, we fail to meet a coverage test based on the ratio of our consolidated debt to our consolidated cash flow.

     Various limitations in our indebtedness may reduce our ability to incur additional indebtedness, to engage in some transactions and to capitalize on business opportunities. Any subsequent refinancing of our current indebtedness or any new indebtedness could have similar or greater restrictions.

REGULATORY RISKS

  FEDERAL AND STATE LAWS REQUIRE BONDS TO SECURE OUR OBLIGATIONS RELATED TO THE STATUTORY REQUIREMENT THAT WE RETURN MINED PROPERTY TO ITS APPROXIMATE ORIGINAL CONDITION AND WORKERS COMPENSATION. OUR FAILURE TO MAINTAIN, OR INABILITY TO ACQUIRE, SURETY BONDS THAT ARE REQUIRED BY STATE AND FEDERAL LAW WOULD HAVE A MATERIAL ADVERSE EFFECT ON US.

     Federal and state laws require us to place and maintain bonds to secure our obligations to repair and return property to its approximate original state after it has been mined (often referred to as "reclaim"), to pay federal and state workers' compensation benefits and to satisfy other miscellaneous obligations. These bonds provide assurance that we will perform our statutorily required obligations and are referred to in this prospectus as "surety" bonds. These bonds are typically renewable on a yearly basis. Surety bond holders may not continue to renew the bonds or refrain from demanding collateral or additional collateral upon the renewal of the bonds. The failure to maintain or the inability to acquire sufficient surety bonds, as required by state and federal laws, could subject us to fines and other penalties as well as the loss of our mining permits. This failure could result from a variety of factors, including:

     - lack of availability, higher expense or unreasonable terms of new surety bonds;

     - restrictions on the ability of current and future third-party surety bond holders to have collateral due to terms of other current and future debt instruments; and

     - the exercise by third-party surety bond holders of their right to refuse to renew the surety.

     We have outstanding surety bonds with third parties for reclamation expenses and for federal and state workers' compensation obligations and other miscellaneous obligations. We may have difficulty maintaining our surety bonds for mine reclamation as well as workers' compensation and black lung benefits. Our failure to maintain, or our inability to acquire, these bonds would have a material adverse effect on us.

  WE ARE SUBJECT TO FEDERAL, STATE AND LOCAL REGULATION ON NUMEROUS MATTERS. THESE REGULATIONS INCREASE OUR COSTS OF DOING BUSINESS AND MAY DISCOURAGE CUSTOMERS FROM BUYING OUR COAL.

     Numerous governmental permits and approvals are required for coal mining operations. We may be required to prepare and present to federal, state and local authorities data describing the effect or impact that any proposed mining operations may have upon the environment. Any of these requirements may be costly and time-consuming and may delay commencement or continuation of mining operations.

     New legislation and new regulations under existing laws relating to the protection of the environment, which would further regulate or tax the coal industry, may also require us or our customers to change operations significantly or incur increased costs. This type of legislation, if enacted, could have a material adverse effect on our business, financial condition and results of operations.

  WE HAVE BLACK LUNG BENEFITS AND WORKERS' COMPENSATION OBLIGATIONS THAT COULD INCREASE IF NEW LEGISLATION IS ENACTED.

     Under black lung benefits legislation, each coal mine operator is required to make payments of pneumoconiosis, or black lung disease, benefits to current and former coal miners, survivors of a miner who dies from black lung disease and a trust fund for some qualified claimants. In addition to federal statutes, we are also liable under various state statutes for black lung claims. We provide self-insured accruals for present and future liabilities for these benefits. Recently, revised governmental regulations regarding the federal black lung benefits claims approval process were enacted. These new regulations are expected to result in an increase in the incidence and recovery of black lung claims. Several states in which we operate consider changes to state black lung benefit laws from time to time. The changes in the federal regulations and potential changes in state laws, if enacted, either individually or in combination could adversely affect our business, financial condition and results of operations.

     Additionally, we are required to compensate employees for work-related injuries. We have accrued for these costs. Several states in which we operate consider changes to workers' compensation laws from time to time. These changes, if enacted, could adversely affect our business, financial condition and results of operations.

  THE CLEAN AIR ACT AFFECTS OUR CUSTOMERS AND COULD SIGNIFICANTLY INFLUENCE THEIR PURCHASING DECISIONS.

     The Federal Clean Air Act extensively regulates the emission into the air of SO(2), particulate matter and other compounds, including nitrogen oxides and mercury, emitted by coal-fueled electric power generation plants. These emission restrictions could affect the demand for and price of coal, especially higher sulfur coal, for a number of years. The Clean Air Act provides for a two-phase process to reduce SO(2) emissions. Phase I began in 1995 and Phase II required further emissions reductions beginning in 2000. If we fail to secure new contracts for our higher sulfur coal production at favorable prices when our current contracts expire, our business, financial condition and results of operations could be materially adversely affected.

     The Clean Air Act also requires utilities that currently are major sources of nitrogen oxide, which is a precursor to ozone, in moderate or higher ozone nonattainment areas to install reasonably available control technology. In July 1997, the U.S. Environmental Protection Agency adopted new, more stringent National Ambient Air Quality Standards for particulate matter and ozone, which the Environmental Protection Agency expects to implement by 2004. These policies and control strategies could restrict our ability to develop new mines or could require us to modify our existing operations, which in turn may have a material adverse effect on our business, financial condition and results of operations. The effect which these regulations or other future requirements could have on the coal industry in general and on us in particular cannot be predicted with certainty. The implementation of the Clean Air Act, the new National Ambient Air Quality Standards and other future regulatory provisions to address air pollution could materially adversely affect our business, financial condition and results of operations.

  THE PASSAGE OF LEGISLATION RESPONSIVE TO THE FRAMEWORK CONVENTION ON GLOBAL CLIMATE CHANGE COULD RESULT IN A REDUCED USE OF COAL BY ELECTRIC POWER GENERATORS. THIS REDUCTION IN USE COULD ADVERSELY AFFECT OUR REVENUES AND RESULTS OF OPERATIONS.

     The United States and more than 160 other nations are signatories to the 1992 Framework Convention on Global Climate Change, which is intended to limit or capture emissions of greenhouse gases, such as carbon dioxide. Efforts to control greenhouse gas emissions could result in reduced use of coal if electric power generators switch to lower carbon sources of fuel. These restrictions could have a material adverse effect on our business, financial condition and results of operations. Although the United States Senate has neither ratified the 1992 Framework Convention on Global Climate Change, which is known as the Kyoto Protocol, nor enacted any law specifically controlling greenhouse gas emissions, the Environmental Protection Agency has some authority to regulate and restrict these emissions.

  WE ARE SUBJECT TO THE CLEAN WATER ACT, WHICH IMPOSES LIMITATIONS AND MONITORING AND REPORTING OBLIGATIONS ON OUR DISCHARGE OF POLLUTANTS INTO WATER.

     The Federal Clean Water Act and state clean water laws affect coal mining operations by, among other things, imposing restrictions on discharge of pollutants into waters, and dredging and filling of wetlands. Coal mining operations can generate highly acidic or toxic water pollution discharges that, unless treated, can severely pollute surface and ground waters. Regular monitoring, as well as compliance with reporting requirements and performance standards, are preconditions for the issuance and renewal of permits governing the discharge of pollutants into water. Requirements under the Clean Water Act could materially adversely affect our business, financial condition and results of operations.

     Each state is required to submit to the Environmental Protection Agency their biennial Clean Water Act Section 303(d) lists identifying all waterbodies not meeting state specified water quality standards. For each listed waterbody, the state is required to develop a "total maximum daily load" to:

     - determine the maximum pollutant loading the waterbody can assimilate without violating water quality standards;

     - identify all current pollutant sources and loadings to that waterbody;

     - calculate the pollutant loading reduction necessary to achieve water quality standards; and

     - establish a means of allocating that burden among and between the point and non-point sources contributing pollutants to the waterbody.

     We participate in stakeholders meetings and negotiations with states and the Environmental Protection Agency to establish reasonable total minimum daily loads that will accommodate expansion. These and other regulatory developments may restrict our ability to develop new mines, or could require our customers or us to modify existing operations, the extent of which we cannot accurately or reasonably predict.

  WE ARE SUBJECT TO THE SAFE DRINKING WATER ACT, WHICH IMPOSES VARIOUS REQUIREMENTS ON US.

     The Federal Safe Drinking Water Act and its state equivalents affect coal mining operations by imposing requirements on the underground injection of fine coal slurries, fly ash, and flue gas scrubber sludge, and by requiring a permit to conduct these underground injection activities. The inability to obtain these permits could have a material impact on our ability to inject materials such as fine coal refuse, fly ash, or flue gas scrubber sludge into the inactive areas of some of our old underground mine workings.

     In addition to establishing the underground injection control program, the Federal Safe Drinking Water Act also imposes regulatory requirements on owners and operators of "public water systems." This regulatory program could impact our reclamation operations where subsidence, or other mining-related problems, require the provision of drinking water to affected adjacent homeowners.

  WE ARE SUBJECT TO RECLAMATION, MINE CLOSURE AND REAL PROPERTY RESTORATION REGULATIONS AND MUST ACCRUE FOR THE ESTIMATED COST OF COMPLYING WITH THESE REGULATIONS.

     The Federal Surface Mining Control and Reclamation Act of 1977 and similar state statutes require that we obtain and periodically renew permits for mining operations and restore our mine property in accordance with specified standards and an approved plan. This restoration process is commonly referred to as "reclamation" in the industry. These laws also impose on mine operators the responsibility of repairing or compensating for some types of damages occurring on the surface as a result of mining operations.

     We have accrued for the estimated costs of reclamation and mine closing, including the cost of treating mine water discharge when necessary. The accrual for reclamation and mine closing costs is based upon permit requirements and the costs and timing of reclamation and mine closing procedures. Future operating results would be adversely affected if we later determined these accruals to be insufficient.

  WE COULD INCUR SIGNIFICANT COSTS UNDER FEDERAL AND STATE SUPERFUND, WASTE MANAGEMENT AND OTHER STATUTES.

     The Comprehensive Environmental Response, Compensation and Liability Act, known as CERCLA or "Superfund," and similar state laws create liabilities for investigation and remediation for releases of hazardous substances to the environment and damages to natural resources. Our current and former coal mining operations are incurring, and will continue to incur, expenditures associated with the investigation and remediation of environmental matters. These costs could increase substantially if our high-volume wastes, including utility fly ash and scrubber sludge, lose their existing exemption from federal regulations.

     Items which may require investigation under separate state and federal laws include underground petroleum and hazardous substance storage tanks, solid and hazardous waste disposal, and other matters under CERCLA and state environmental laws. A number of these laws impose liability on us for the actions of prior owners and operators and provide for strict liability for violations.

     The Federal Toxic Substances Control Act regulates, among other things, electrical equipment containing PCBs in excess of 50 parts-per-million. Specifically, Toxic Substances Control Act PCB rules require that all PCB-containing equipment be properly labeled, stored, and disposed of, and require the on-site maintenance of annual records regarding the presence and use of equipment containing PCBs in excess of 50 parts-per-million. Because the regulated PCB-containing electrical equipment in use in our operations is owned by the utilities that serve the operations where they are located, and because the use of PCB-containing fluids in such equipment is in the process of being phased out, we do not believe the Toxic Substances Control Act will have a material impact on our operations.

     The Federal Resource Conservation and Recovery Act affects coal mining operations by imposing requirements for the generation, transportation, treatment, storage, disposal and cleanup of hazardous wastes. Many mining wastes are excluded from the regulatory definition of hazardous wastes, and coal mining operations covered by the Surface Mining Control and Reclamation Act permits are exempted from regulation under the Resource Conservation and Recovery Act by statute.

     In 2000, the Environmental Protection Agency declined to impose hazardous wastes regulatory controls on the disposal of some coal combustion by-products, including the practice of using coal combustion by-products as minefill. However, the Environmental Protection Agency is currently evaluating the possibility of placing additional solid waste burdens on the disposal of these types of materials, but it may be several years before these standards will be developed.

     Material liabilities or costs related to environmental matters may be incurred in the future and we may be adversely affected by these environmental liabilities or costs. In addition, changes in laws or regulations may affect the manner in which these laws require us to conduct our operations.

TAX RISKS TO COMMON UNITHOLDERS

     For a discussion of all of the expected material federal income tax consequences of owning and disposing of common units, please read "Tax Considerations."

  THE IRS COULD TREAT US AS A CORPORATION, WHICH WOULD SUBSTANTIALLY REDUCE THE CASH AVAILABLE FOR DISTRIBUTION TO UNITHOLDERS.

     The federal income tax benefit of an investment in the common units depends largely on our being treated as a partnership for federal income tax purposes. If we were classified as a corporation for federal income tax purposes, we would pay federal income tax on our income at the corporate tax rate, which is currently 35%. Distributions to you would generally be taxed again as corporate distributions, and no income, gains, losses, deductions or credits would flow through to you. Because a tax would be imposed upon us as an entity, the cash available for distribution to you would be substantially reduced. Treatment of us as a corporation would cause a material reduction in the anticipated cash flow and after-tax return to the unitholders, likely causing a substantial reduction in the value of the common units.

     The law could change so as to cause us to be taxed as a corporation for federal and state income tax purposes or otherwise subject us to entity-level taxation. Our partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, then specified provisions of the partnership agreement will be subject to change. These changes would include a decrease in distributions to reflect the impact of this law on us.

  WE HAVE NOT REQUESTED AN IRS RULING WITH RESPECT TO OUR TAX TREATMENT.

     We have not requested a ruling from the IRS with respect to any matter affecting us. The IRS may adopt positions that differ from the conclusions expressed in this prospectus or from the positions taken by us. It may be necessary to resort to administrative or court proceedings to sustain some or all of these conclusions or the positions taken by us. A court may not concur with some or all of our conclusions. Any contest with the IRS may materially and adversely impact the market for common units and the price at which they trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by some of the unitholders and the general partners.

  YOU MAY BE REQUIRED TO PAY TAXES ON INCOME FROM US EVEN IF YOU RECEIVE NO CASH DISTRIBUTIONS.

     You will be required to pay any federal income taxes and, in some cases, state and local income taxes on your allocable share of our income, whether or not you receive cash distributions. You may not receive cash distributions equal to your allocable share of our taxable income or even equal to the actual tax liability that results from that income. Further, upon the sale of your units, you may incur a tax liability in excess of the amount of cash you receive.

  TAX GAIN OR LOSS ON DISPOSITION OF COMMON UNITS COULD BE DIFFERENT THAN EXPECTED.

     Upon the sale of common units, you will recognize gain or loss equal to the difference between the amount realized and your tax basis in those common units. Prior distributions in excess of the total net taxable income you were allocated for a common unit, which decreased your tax basis in that common unit, will, in effect, become taxable income if the common unit is sold at a price greater than your tax basis in that common unit, even if the price is less than your original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income. Furthermore, should the IRS successfully contest some conventions we use, you could recognize more gain on the sale of units than would be the case under those conventions, without the benefit of decreased income in prior years.

  INVESTORS, OTHER THAN INDIVIDUALS WHO ARE U.S. RESIDENTS, MAY HAVE ADVERSE TAX CONSEQUENCES FROM OWNING UNITS.

     Investment in common units by tax-exempt entities, regulated investment companies and foreign persons raises issues unique to them. For example, virtually all of our income allocated to organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business taxable income and will be taxable to the unitholder. Very little of our income will be qualifying income to a regulated investment company. Distributions to foreign persons will be reduced by withholding taxes.

  WE HAVE REGISTERED AS A TAX SHELTER. THIS MAY INCREASE THE RISK OF AN IRS AUDIT OF ALLIANCE RESOURCE PARTNERS OR A UNITHOLDER.

     We are registered with the IRS as a "tax shelter." The IRS has required that some types of entities, including some partnerships, register as "tax shelters" in response to the perception that they claim to generate tax benefits that the IRS may believe to be unwarranted. Our tax shelter registration number is 99225000019. Issuance of the registration number does not indicate that an investment in us, or the claimed tax benefits have been reviewed, examined or approved by the IRS. We could be audited by the IRS and tax adjustments could be made. Any unitholder owning less than a 1% profits interest in us has very limited rights to participate in the income tax audit process. Further, any adjustments in our tax returns will lead to adjustments in the unitholders' tax returns and may lead to audits of unitholders' tax returns and adjustments of items unrelated to us. Each unitholder would bear the cost of any expense incurred in connection with an examination of his or her personal tax return.

  WE TREAT A PURCHASER OF UNITS AS HAVING THE SAME TAX BENEFITS AS THE SELLER; THE IRS MAY CHALLENGE THIS TREATMENT, WHICH COULD ADVERSELY AFFECT THE VALUE OF THE UNITS.

     Because we cannot match transferors and transferees of common units, we have adopted depreciation and amortization conventions that do not conform with all aspects of specified Treasury regulations. A successful IRS challenge to those conventions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to your tax returns.

  YOU WILL LIKELY BE SUBJECT TO STATE AND LOCAL TAXES AS A RESULT OF AN INVESTMENT IN UNITS.

     In addition to federal income taxes, you will likely be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which you reside or in which we do business or own property. You will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of the various jurisdictions in which we do business or own property. Further, you may be subject to penalties for failure to comply with those requirements. It is your responsibility to file all United States federal, state and local tax returns. Counsel has not rendered an opinion on the state or local tax consequences of an investment in the common units.

                                USE OF PROCEEDS

     We will use the net proceeds from the sale of the Securities for general business purposes, including debt repayment, future acquisitions, capital expenditures and working capital. We may change the potential uses of the net proceeds in a prospectus supplement.

     We will not receive any of the proceeds from the sale of common units that may be sold by the selling unitholders.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Effective August 1, 1996, Alliance Resource Holdings purchased the coal operations of MAPCO Inc. in a business combination using the purchase method of accounting and the purchase price was allocated to the assets acquired and liabilities assumed based on their fair values. Accordingly, the data for periods prior to August 1, 1996, is not necessarily comparable to subsequent periods. Similarly, we completed our initial public offering on August 20, 1999 and the data for our predecessor operations is not necessarily comparable to subsequent periods.

                                                                                                  FROM
                                                                                 FOR THE      COMMENCEMENT
                        SEVEN                                                  PERIOD FROM   OF OPERATIONS
                        MONTHS    FIVE MONTHS                                  JANUARY 1,    (ON AUGUST 20,
                        ENDED        ENDED        YEAR ENDED     YEAR ENDED      1999 TO        1999) TO       YEAR ENDED
                       JULY 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   AUGUST 19,     DECEMBER 31,    DECEMBER 31,
                         1996         1996           1997           1998          1999            1999            2000
                       --------   ------------   ------------   ------------   -----------   --------------   ------------
Ratio of earnings to
  fixed charges......   95.27        50.55          44.91          23.42          56.87           2.02            1.87


                        NINE MONTHS
                           ENDED
                       SEPTEMBER 30,
                           2001
                       -------------
Ratio of earnings to
  fixed charges......      1.86

     For purposes of calculating the ratio of earnings to fixed charges: (i) "fixed charges" represent interest expense, net of interest income (including amounts capitalized), amortization of debt costs and the portion of rental expense representing the interest factor; and (ii) "earnings" represent the aggregate of income from continuing operations before income taxes, interest expense, amortization of debt costs and the portion of rental expense representing the interest factor.

                          DESCRIPTION OF COMMON UNITS

NUMBER OF UNITS

     As of March 29, 2002, we had 8,982,780 common units outstanding, representing an approximate 57.1% limited partner interest in us, and 6,422,531 subordinated units outstanding, representing an approximate 40.9% limited partner interest in us. Our special general partner, owns all of the subordinated units and 1,232,780 of the common units. Our managing general partner owns 164,000 common units. On the first day after the record date established for the distribution for the quarter ended September 30, 2003, if certain tests set forth in our partnership agreement are met, half of the subordinated units (3,211,266 units) will convert into common units.

     Our managing general partner and our special general partner own a 2% general partner/managing interest in us, the intermediate partnership and the operating subsidiary on a combined basis. The common units and the subordinated units represent limited partner interests in us, which entitle the holders to participate in distributions and exercise the rights and privileges available to limited partners under our partnership agreement. A copy of our partnership agreement is filed as an exhibit to the registration statement of which this prospectus is a part. A summary of the important provisions of our partnership agreement is included in our reports filed with the SEC.

     Under our partnership agreement we may issue, without further unitholder action, an unlimited number of additional limited partner interests and other equity securities with such rights, preferences and privileges as shall be established by the managing general partner in its sole discretion, except that, during the subordination period, we may not issue equity securities senior to the common units or an aggregate of more than 4,491,390 common units or other units having rights to distributions or in liquidation ranking on a parity with the common units without the prior approval of at least a majority of the outstanding common units voting as a class and at least a majority of the outstanding subordinated units voting as a class; provided that, we may issue an unlimited number of additional common units or parity securities prior to the end of the subordination period and without unitholder approval in connection with certain accretive acquisitions or the repayment of up to $40 million of certain indebtedness.

COMMON UNITS

  LISTING

     Our outstanding common units are listed on the Nasdaq under the symbol "ARLP." Any additional common units we issue will also be listed on the Nasdaq.

  VOTING

     Each record holder of a unit has a vote according to his percentage interest in us; provided that, if at any time any person or group (other than our general partners and their affiliates) owns beneficially 20% or more of all common units, any common units owned by that person or group shall not be voted on any matter and shall not be considered to be outstanding when sending notices of a meeting of unitholders (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under our partnership agreement. Except as otherwise provided by law or our partnership agreement, the holders of common units and subordinated units vote as one class.

  DISTRIBUTIONS

     Our partnership agreement requires us to distribute all of our "Available Cash" to our unitholders and our managing general partner within 45 days following the end of each fiscal quarter. "Available Cash" generally means, with respect to any fiscal quarter of Alliance Resource Partners, all of our cash on hand at the end of each quarter, less reserves established by our managing general partner in its sole discretion to provide for the proper conduct of our business, to comply with applicable law or agreements, or to provide funds for future distributions to partners.

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

     Currently, the common units have the right to receive distributions of Available Cash from our operations in an amount equal to $0.50 per unit before any distributions of such Available Cash are made on the subordinated units. This subordination period is scheduled to end when certain financial tests, which are related to generating cash from operations and distributing at least $0.50 per unit on all common units and subordinated units, are satisfied for each of three consecutive four-quarter periods ending on or after September 30, 2004. If these financial tests are met, the subordinated units will convert into common units and will share equally with other common units in distributions of Available Cash. If the financial tests in the partnership agreement have been met for the three consecutive four-quarter periods ending on or after September 30, 2003, one half of the subordinated units (or 3,211,266 subordinated units) will convert into common units. During the subordination period we distribute Available Cash from our operations as follows:

     - first, 98% to the holders of common units, pro rata, and 2% to the general partners, pro rata, until the holders of common units have received $0.50 per common unit for such quarter and any prior quarter in which they failed to receive $0.50 per common unit;

     - second, 98% to the holders of subordinated units, pro rata, and 2% to the general partners, pro rata, until the holders of subordinated units have received $0.50 per subordinated unit for such quarter;

     - third, 98% to all unitholders, pro rata, and 2% to the general partners, pro rata, until all unitholders have received $0.55 per unit for such quarter;

     - fourth, 85% to all unitholders, pro rata, 2% to the general partners, pro rata, and 13% to the managing general partner, until all unitholders have received $0.625 per unit for such quarter;

     - fifth, 75% to all unitholders, pro rata, 2% to the general partners, pro rata, and 23% to the managing general partner, until all unitholders have received $0.75 per unit for such quarter; and

     - sixth, thereafter 50% to all unitholders, pro rata, 2% to the general partners, pro rata, and 48% to the managing general partner.

     Following the end of the subordination period, Available Cash from our operations will be distributed as follows:

     - first, 98% to all unitholders, pro rata, and 2% to the general partners, pro rata, until all unitholders have received $0.50 per unit for such quarter;

     - second, 98% to all unitholders, pro rata, and 2% to the general partners, pro rata, until all unitholders have received $0.55 per unit for such quarter;

     - third, 85% to all unitholders, pro rata, 2% to the general partners, pro rata, and 13% to the managing general partner, until all unitholders have received $0.625 per unit for such quarter;

     - fourth, 75% to all unitholders, pro rata, 2% to the general partners, pro rata, and 23% to the managing general partner, until all unitholders have received $0.75 per unit for such quarter; and

     - fifth, thereafter 50% to all unitholders, pro rata, 2% to the general partners, pro rata, and 48% to the managing general partner.

     Our quarterly distribution of Available Cash is currently $0.50 per unit per quarter.

TRANSFER AGENT AND REGISTRAR

     Our transfer agent and registrar for the common units is American Stock Transfer & Trust Company. You may contact them at the following address:

     American Stock Transfer & Trust Company
     40 Wall Street, 46th Floor
     New York, New York 10005-2301

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

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     The debt securities will be:

     - our direct secured or unsecured general obligations; and

     - either senior debt securities or subordinated debt securities.

     Senior debt securities will be issued under a Senior Indenture and subordinated debt securities will be issued under a Subordinated Indenture. The Senior Indenture and the Subordinated Indenture are each referred to as an "Indenture" and collectively referred to as the "Indentures." We will enter into the Indentures with a trustee that is qualified to act under the Trust Indenture Act of 1939, as amended (the "TIA") (together with any other trustee(s) chosen by us and appointed in a supplemental indenture with respect to a particular series of debt securities, the "Trustee"). The Trustee for each series of debt securities will be identified in the applicable prospectus supplement. Any supplemental indentures will be filed by us from time to time and will be available for inspection at the corporate trust office of the Trustee, or as described below under "Where You Can Find More Information." The Indentures will be subject to, and governed by, the TIA. We will execute an Indenture and supplemental indenture if and when we issue any debt securities.

     We summarized the material provisions of the Indentures in the following order:

     - those provisions that apply only to the Senior Indenture;

     - those provisions that apply only to the Subordinated Indenture; and

     - those provisions that apply to both Indentures.

     We have not restated the Indentures in their entirety in this prospectus. You should read the Indentures, because they, and not this description, control your rights as holders of the debt securities. Capitalized terms used in the summary have the meanings specified in the Indentures.

     In this section, references to Alliance Resource Partners relate only to Alliance Resource Partners, L.P., the issuer of the debt securities, and not to our Subsidiaries. In the Indentures, the term "Subsidiary" means, with respect to any person:

     - any partnership of which more than 50% of the partners' equity interests (considering all partners' equity interests as a single class) is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of such person or combination thereof, or

     - any corporation, association or other business entity of which more than 50% of the total voting power of the equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of such person or combination thereof.

     At present, our only Subsidiaries are Alliance Resource Operating Partners, L.P., Alliance Coal, LLC, Alliance Land, LLC, Alliance Properties, LLC, Alliance Service, Inc., Backbone Mountain, LLC, Excel Mining, LLC, Gibson County Coal, LLC, Hopkins County Coal, LLC, MC Mining, LLC, Mettiki Coal, LLC, Mettiki Coal
(WV), LLC, Mt. Vernon Transfer Terminal, LLC, Pontiki Coal, LLC, Webster County Coal, LLC and White County Coal, LLC.

SPECIFIC TERMS OF EACH SERIES OF DEBT SECURITIES IN THE PROSPECTUS SUPPLEMENT

     A prospectus supplement and a supplemental indenture relating to any series of debt securities being offered will include specific terms relating to such debt securities. These terms will include some or all of the following:

     - whether the debt securities are senior or subordinated debt securities;

     - the title of the debt securities;

     - the total principal amount of the debt securities;

     - the assets, if any, that are pledged as security for the payment of the debt securities;

     - whether we will issue the debt securities in individual certificates to each holder in registered form, or in the form of temporary or permanent global securities held by a depository on behalf of holders;

     - the prices at which we will issue the debt securities;

     - the portion of the principal amount that will be payable if the maturity of the debt securities is accelerated;

     - the currency or currency unit in which the debt securities will be payable, if not U.S. dollars;

     - any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable as well;

     - the dates on which the principal of the debt securities will be payable;

     - the interest rate that the debt securities will bear and the interest payment dates for the debt securities;

     - any conversion or exchange provisions;

     - any optional redemption provisions;

     - any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

     - any changes to or additional Events of Default or covenants; and

     - any other terms of the debt securities.

PROVISIONS ONLY IN THE SENIOR INDENTURE

  SUMMARY

     The senior debt securities will rank equally in right of payment with all of our other senior and unsubordinated debt and senior in right of payment to any of our subordinated debt (including the subordinated debt securities). The Senior Indenture may contain provisions that:

     - limit our ability to put liens on our principal assets; and

     - limit our ability to sell and lease back our principal assets.

     The Subordinated Indenture may not contain any similar provisions. We have described below these provisions and some of the defined terms used in them.

  LIMITATIONS ON LIENS

     The Senior Indenture may provide that Alliance Resource Partners will not, nor will it permit any Subsidiary to, create, assume, incur or suffer to exist any lien upon any property or assets, whether owned or leased on the date of the Senior Indenture or thereafter acquired, to secure any debt of Alliance

Resource Partners or any other person (other than the senior debt securities issued thereunder), without in any such case making effective provision whereby all of the senior debt securities outstanding thereunder shall be secured equally and ratably with, or prior to, such debt so long as such debt shall be so secured.

     There is excluded from this restriction:

          1. Permitted Liens (as defined below);

          2. with respect to any series, any lien upon any property or assets of Alliance Resource Partners or any Subsidiary in existence on the date the senior debt securities of such series are first issued or provided for pursuant to agreements existing on such date;

          3. any lien upon any property or assets created at the time of acquisition of such property or assets by Alliance Resource Partners or any Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year after the date of such acquisition;

          4. any lien upon any property or assets existing thereon at the time of the acquisition thereof by Alliance Resource Partners or any Subsidiary; provided, however, that such lien only encumbers the property or assets so acquired;

          5. any lien upon any property or assets of a person existing thereon at the time such person becomes a Subsidiary by acquisition, merger or otherwise; provided, however, that such lien only encumbers the property or assets of such person at the time such person becomes a Subsidiary;

          6. any lien upon any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure debt incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof (whichever is later), to provide funds for any such purpose;

          7. liens imposed by law or order as a result of any proceeding before any court or regulatory body that is being contested in good faith, and liens which secure a judgment or other court-ordered award or settlement as to which Alliance Resource Partners or the applicable Subsidiary has not exhausted its appellate rights;

          8. any lien upon any additions, improvements, replacements, repairs, fixtures, appurtenances or component parts thereof attaching to or required to be attached to property or assets pursuant to the terms of any mortgage, pledge agreement, security agreement or other similar instrument, creating a lien upon such property or assets permitted by clauses (1) through (7) above; or

          9. any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refunding or replacements) of liens, in whole or in part, referred to in clauses (1) through (8) above; provided, however, that any such extension, renewal, refinancing, refunding or replacement lien shall be limited to the property or assets covered by the lien extended, renewed, refinanced, refunded or replaced and that the obligations secured by any such extension, renewal, refinancing, refunding or replacement lien shall be in an amount not greater than the amount of the obligations secured by the lien extended, renewed, refinanced, refunded or replaced and any expenses of Alliance Resource Partners and its subsidiaries (including any premium) incurred in connection with such extension, renewal, refinancing, refunding replacement; or

          10. any lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing debt of Alliance Resource Partners or any Subsidiary.

     Notwithstanding the foregoing, under the Senior Indenture, Alliance Resource Partners may, and may permit any Subsidiary to, create, assume, incur, or suffer to exist any lien upon any property or assets to secure debt of Alliance Resource Partners or any person (other than the senior debt securities) that is not excepted by clauses (1) through (10), inclusive, above without securing the senior debt securities issued under the Senior Indenture, provided that the aggregate principal amount of all debt then outstanding secured by such lien and all similar liens, together with all Attributable Indebtedness (as defined below) from Sale-Leaseback Transactions (excluding Sale-Leaseback Transactions permitted by clauses (1) through (4), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below) does not exceed 10% of Consolidated Net Tangible Assets (as defined below).

     "Permitted Liens" means:

          (1) zoning restrictions, easements, licenses, covenants, reservations, restrictions on the use of real property or minor irregularities of title incident thereto that do not, in the aggregate, materially detract from the value of the property or the assets of Alliance Resource Partners or any of its Subsidiaries or impair the use of such property in the operation of the business of Alliance Resource Partners or any of its Subsidiaries;

          (2) any statutory or governmental lien or lien arising by operation of law, or any mechanics', repairmen's, materialmen's, suppliers', vendors', carriers', landlords', warehousemen's or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction, development, improvement or repair;

          (3) the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property;

          (4) liens of taxes and assessments which are (A) for the then current year, (B) not at the time delinquent, or (C) delinquent but the validity of which is being contested at the time by Alliance Resource Partners or any Subsidiary in good faith;

          (5) liens of, or to secure performance of, leases, other than capital leases;

          (6) any lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity;

          (7) any lien upon property or assets acquired or sold by Alliance Resource Partners or any Subsidiary resulting from the exercise of any rights arising out of defaults on receivables;

          (8) any lien incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

          (9) any lien in favor of Alliance Resource Partners or any Subsidiary;

          (10) any lien in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any debt incurred by Alliance Resource Partners or any Subsidiary for the purpose of financing all or any part of the purchase price of, or the cost of constructing, developing, repairing or improving, the property or assets subject to such lien;

          (11) any lien securing industrial development, pollution control or similar revenue bonds;

          (12) any lien securing debt of Alliance Resource Partners or any Subsidiary, all or a portion of the net proceeds of which are used, substantially concurrent with the funding thereof (and for purposes of determining such "substantial concurrence," taking into consideration, among other things, required notices to be given to holders of outstanding securities under the Indenture (including the debt securities) in connection with such refunding, refinancing or repurchase, and the required corresponding durations thereof), to refinance, refund or repurchase all outstanding securities under the Indenture (including the debt securities), including the amount of all accrued interest thereon and reasonable fees and expenses and premium, if any, incurred by Alliance Resource Partners or any Subsidiary in connection therewith;

          (13) liens in favor of any person to secure obligations under the provisions of any letters of credit, bank guarantees, bonds or surety obligations required or requested by any governmental authority in connection with any contract or statute; or

          (14) any lien upon or deposits of any assets to secure performance of bids, trade contracts, leases or statutory obligations.

     "Consolidated Net Tangible Assets" means, at any date of determination, the total amount of assets after deducting therefrom:

          (1) all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of debt), and

          (2) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth on the consolidated balance sheet of Alliance Resource Partners and its consolidated subsidiaries for Alliance Resource Partners' most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

  RESTRICTION ON SALE-LEASEBACKS

     The Senior Indenture may provide that Alliance Resource Partners will not, and will not permit any Subsidiary to, engage in the sale or transfer by Alliance Resource Partners or any Subsidiary of any property or assets to a person (other than Alliance Resource Partners or a Subsidiary) and the taking back by Alliance Resource Partners or any Subsidiary, as the case may be, of a lease of such property or assets (a "Sale-Leaseback Transaction"), unless:

          (1) such Sale-Leaseback Transaction occurs within one year from the date of completion of the acquisition of the property or assets subject thereto or the date of the completion of construction, development or substantial repair or improvement, or commencement of full operations on such property or assets, whichever is later;

          (2) the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than the lesser of (A) three years and (B) 60% of the useful remaining life of such property;

          (3) Alliance Resource Partners or such Subsidiary would be entitled to incur debt secured by a lien on the property or assets subject thereto in a principal amount equal to or exceeding the Attributable Indebtedness from such Sale-Leaseback Transaction without equally and ratably securing the senior debt securities; or

          (4) Alliance Resource Partners or such Subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the Attributable Indebtedness from such Sale-Leaseback Transaction to (A) the prepayment, repayment, redemption, reduction or retirement of any Pari Passu Debt of Alliance Resource Partners, or (B) the expenditure or expenditures for property or assets used or to be used in the ordinary course of business of Alliance Resource Partners or its Subsidiaries.

     "Attributable Indebtedness," when used with respect to any to any Sale-Leaseback Transaction, means, as at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes, repairs, maintenance, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale-Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the lesser of the amount determined assuming termination upon the first date such lease may be terminated (in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the amount determined assuming no such termination.

     "Pari Passu Debt" means any debt of Alliance Resource Partners, whether outstanding on the date any securities are issued under the Indenture or thereafter created, incurred or assumed, unless in the case of any particular debt, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such debt shall be subordinated in right of payment to the securities.

     Notwithstanding the foregoing, under the Senior Indenture Alliance Resource Partners may, and may permit any Subsidiary to, effect any Sale-Leaseback Transaction that is not excepted by clauses (1) through (4), inclusive, of the above paragraph, provided that the Attributable Indebtedness from such Sale-Leaseback together with the aggregate principal amount of outstanding debt (other than the senior debt securities) secured by liens upon property and assets not excepted by clauses (1) through (10), inclusive, of the second paragraph of the limitation on liens covenant described above, do not exceed 10% of Consolidated Net Tangible Assets.

PROVISIONS ONLY IN THE SUBORDINATED INDENTURE

  SUBORDINATED DEBT SECURITIES SUBORDINATED TO SENIOR DEBT

     The subordinated debt securities may rank junior in right of payment to all of our Senior Debt. "Senior Debt" is defined to include all notes or other evidences of indebtedness, including guarantees of Alliance Resource Partners for money borrowed by Alliance Resource Partners, not expressed to be subordinate or junior in right of payment to any other indebtedness of Alliance Resource Partners.

  PAYMENT BLOCKAGES

     The Subordinated Indenture may provide that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event:

     - we or our property are involved in any voluntary or involuntary liquidation or bankruptcy;

     - we fail to pay the principal, interest, any premium or any other amounts on any Senior Debt when due; or

     - we have a nonpayment default on any Senior Debt that imposes a payment blockage on the subordinated debt securities for a maximum of 179 days at any one time.

  NO LIMITATION ON AMOUNT OF SENIOR DEBT

     The Subordinated Indenture may not limit the amount of Senior Debt that we incur.

CONSOLIDATION, MERGER OR ASSET SALE

     Each Indenture may, in general, allow us to consolidate or merge with another domestic entity. They may also allow us to sell, lease or transfer all or substantially all of our property and assets to another domestic entity. If this happens, the remaining or acquiring entity must assume all of our responsibilities and liabilities under the Indentures including the payment of all amounts due on the debt securities and performance of the covenants in the Indentures.

     However, we will only consolidate or merge with or into an entity or sell, lease or transfer all or substantially all of our assets according to the terms and conditions of the Indentures, which may include the following requirements:

     - the remaining or acquiring entity is organized under the laws of the United States, any state or the District of Columbia;

     - the remaining or acquiring entity assumes Alliance Resource Partners' obligations under the Indentures; and

     - immediately after giving effect to the transaction no Default or Event of Default (as defined below) exists.

     The remaining or acquiring entity will be substituted for us in the Indentures with the same effect as if it had been an original party to the Indentures. Thereafter, the successor may exercise our rights and powers under the Indentures, in our name or in its own name. If we sell or transfer all or substantially all of our assets, we will be released from all our liabilities and obligations under the Indentures and under the debt securities. If we lease all or substantially all of our assets, we will not be released from our obligations under the Indentures.

MODIFICATION OF INDENTURES

     We may modify or amend each Indenture if the holders of a majority in principal amount of the outstanding debt securities of all series issued under the Indenture affected by the modification or amendment consent to it. Without the consent of each outstanding debt security affected, however, no modification may:

     - change the stated maturity of the principal of or any installment of principal of or interest on any debt security;

     - reduce the principal amount of, the interest rate on or the premium payable upon redemption of any debt security;

     - change the redemption date for any debt security;

     - change our obligation, if any, to pay additional amounts;

     - reduce the principal amount of an original discount debt security payable upon acceleration of maturity;

     - change the coin or currency in which any debt security or any premium or interest on any debt security is payable;

     - change the redemption right of any holder;

     - impair the right to institute suit for the enforcement of any payment on any debt security;

     - reduce the percentage in principal amount of outstanding debt securities of any series necessary to modify the Indenture, to waive compliance with certain provisions of the Indenture or to waive certain defaults;

     - reduce quorum or voting requirements;

     - change our obligation to maintain an office or agency in the places and for the purposes required by the Indenture; or

     - modify any of the above provisions

     We may modify or amend the Indenture without the consent of any holders of the debt securities in certain circumstances, including:

     - to secure the senior debt securities as described above under "Provisions Only in the Senior Indenture -- Limitations on Liens;"

     - to provide for the assumption of our obligations under the Indenture and the debt securities by a successor upon any merger, consolidation or asset transfer;

     - to add covenants and events of default or to surrender any rights we have under the Indenture;

     - to make any change that does not adversely affect any outstanding debt securities of a series in any material respect;

     - to supplement the Indenture in order to establish a new series under the Indenture;
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

     - to cure any ambiguity, omission, defect or inconsistency;

     - to provide for successor trustees;

     - to qualify the Indenture under the Trust Indenture Act;

     - to provide for uncertificated securities in addition to certificated securities;

     - to supplement any provision of the Indenture necessary to permit or facilitate the defeasance and discharge of any series of Securities so long as that action does not adversely affect the interests of the holders of any outstanding securities; and

     - to comply with the rules or regulations of any securities exchange or automated quotation system on which any of the securities may be listed or traded.

     The holders of a majority in principal amount of the outstanding debt securities of any series may waive past defaults under the Indenture and compliance by us with our covenants with respect to the debt securities of that series only. Those holders may not, however, waive any default in any payment on any debt security of that series or compliance with a provision that cannot be modified or amended without the consent of each holder affected.

EVENTS OF DEFAULT AND REMEDIES

     "Event of Default" when used in an Indenture, may mean any of the following:

     - failure to pay the principal of or any premium on any debt security when due;

     - failure to pay interest on any debt security for 30 days;

     - failure to perform any other covenant in the Indenture that continues for 60 days after being given written notice;

     - certain events of bankruptcy, insolvency or reorganization of Alliance Resource Partners; or

     - any other Event of Default included in any Indenture or supplemental indenture.

     The subordination does not affect our obligation, which is absolute and unconditional, to pay, when due, the principal of and any premium and interest on the subordinated debt securities. In addition, the subordination does not prevent the occurrence of any default under the subordinated indenture.

     An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under an Indenture. The Trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders.

     If an Event of Default for any series of debt securities occurs and continues, the Trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration.

     Other than its duties in case of a default, a Trustee is not obligated to exercise any of its rights or powers under any Indenture at the request, order or direction of any holders, unless the holders offer the Trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee, for any series of debt securities.

NO LIMIT ON AMOUNT OF DEBT SECURITIES

     Neither of the Indentures will limit the amount of debt securities that we may issue under the Indenture. Each Indenture allows us to issue debt securities up to the principal amount that we authorize.

REGISTRATION OF NOTES

     We may issue debt securities of a series in registered, bearer, coupon or form.

MINIMUM DENOMINATIONS

     Unless the prospectus supplement for each issuance of debt securities states otherwise the securities will be issued in registered form in amounts of $1,000 each or multiples of $1,000.

NO PERSONAL LIABILITY OF GENERAL PARTNERS

     Unless otherwise stated in a prospectus supplement and supplemental indenture relating to a series of debt securities being offered, the general partners and their directors, officers, employees and stockholders will not have any liability for our obligations under the Indentures or the debt securities. Each holder of debt securities by accepting a debt security waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities.

PAYMENT AND TRANSFER

     Principal, interest and any premium on fully registered securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the debt securities are registered on days specified in the Indentures or any prospectus supplement. Debt securities payments in other forms will be paid at a place designated by us and specified in a prospectus supplement.

     Fully registered securities may be transferred or exchanged at the corporate trust office of the Trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

     Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the Indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

     We will appoint the trustee under each Indenture as security registrar for the debt securities issued under that Indenture. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities.

     In the case of any redemption in part, we will not be required:

     - to issue, register the transfer of or exchange debt securities of a series either during a period beginning 15 business days prior to the selection of debt securities of that series for redemption and ending on the close of business on the day of mailing of the relevant notice of redemption or

     - to register the transfer of or exchange any debt security, or portion of any debt security, called for redemption, except the unredeemed portion of any debt security we are redeeming in part.

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DISCHARGING OUR OBLIGATIONS

     We may choose to either discharge our obligations on the debt securities of any series in a legal defeasance, or to release ourselves from our covenant restrictions on the debt securities of any series in a covenant defeasance. We may do so at any time on the 91st day after we deposit with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If we choose the legal defeasance option, the holders of the debt securities of the series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of debt securities, replacement of lost, stolen or mutilated debt securities, conversion or exchange of debt securities, sinking fund payments and receipt of principal and interest on the original stated due dates or specified redemption dates.

     We may discharge our obligations under the Indentures or release ourselves from covenant restrictions only if we meet certain requirements. Among other things, we must deliver an opinion of our legal counsel that the discharge will not result in holders of debt securities having to recognize taxable income or loss or subject then to different tax treatment. In the case of legal defeasance, this opinion must be based on either an IRS letter ruling or change in federal tax law. We may not have a default on the debt securities discharged on the date of deposit. The discharge may not violate any of our agreements. The discharge may not result in our becoming an investment company in violation of the Investment Company Act of 1940.

BOOK ENTRY, DELIVERY AND FORM

     The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that will be deposited with a depositary identified in a prospectus supplement.

     Unless otherwise stated in any prospectus supplement, The Depository Trust Company, New York, New York ("DTC") will act as depositary. Book-entry notes of a series will be issued in the form of a global note that will be deposited with DTC. This means that we will not issue certificates to each holder. One global note will be issued to DTC who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a certificated note, a global note may not be transferred, except that DTC, its nominees and their successors may transfer a global note as a whole to one another.

     Beneficial interests in global notes will be shown on, and transfers of global notes will be made only through, records maintained by DTC and its participants.

     DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participant's accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

     DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its participants are on file with the SEC.

     DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

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     We will wire principal and interest payments to DTC's nominee. We and the
Trustee will treat DTC's nominee as the owner of the global notes for all purposes. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global notes to owners of beneficial interests in the global notes.

     It is DTC's current practice, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global notes as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with notes on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global notes, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with notes held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the Trustee or us.

     Notes represented by a global note will be exchangeable for certificated notes with the same terms in authorized denominations only if:

     - DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

     - we determine not to require all of the notes of a series to be represented by a global note and notify the Trustee of our decision.

THE TRUSTEE

  RESIGNATION OR REMOVAL OF TRUSTEE

     Under provisions of the Indentures and the Trust Indenture Act of 1939, as amended, governing trustee conflicts of interest, any uncured Event of Default with respect to any series of senior debt securities will force the trustee to resign as trustee under either the Subordinated Indenture or the Senior Indenture. Also, any uncured Event of Default with respect to any series of subordinated debt securities will force the trustee to resign as trustee under either the Senior Indenture or the Subordinated Indenture. Any resignation will require the appointment of a successor trustee under the applicable Indenture in accordance with the terms and conditions of such Indenture.

     The Trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the Trustee with respect to the debt securities of such series.

  LIMITATIONS ON TRUSTEE IF IT IS A CREDITOR OF ALLIANCE RESOURCE PARTNERS

     Each Indenture may contain certain limitations on the right of the Trustee thereunder, in the event that it becomes a creditor of Alliance Resource Partners, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

  ANNUAL TRUSTEE REPORT TO HOLDERS OF DEBT SECURITIES

     The Trustee is required to submit an annual report to the holders of the debt securities regarding, among other things, the Trustee's eligibility to serve as such, the priority of the Trustee's claims regarding certain advances made by it, and any action taken by the Trustee materially affecting the debt securities.

  CERTIFICATES AND OPINIONS TO BE FURNISHED TO TRUSTEE

     Each Indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of an Indenture, every application by us for action by the Trustee shall be
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accompanied by a certificate of certain of our officers and an opinion of counsel (who may be our counsel) stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by us.

                            CASH DISTRIBUTION POLICY

     One of our principal objectives is to generate cash from our operations and to distribute cash to our partners each quarter. We are required to distribute to our partners all of our available cash each quarter. Our available cash is defined in our partnership agreement and is generally the sum of the cash we receive in a quarter less cash disbursements, adjusted for net changes in reserves.

     During the subordination period the holders of our common units are entitled to receive each quarter a minimum quarterly distribution of $0.50 per unit ($2.00 annualized) prior to any distribution of available cash to holders of our subordinated units. The subordination period is defined generally as the period that will end on the first day of any quarter beginning after September 30, 2004 if we have distributed at least the minimum quarterly distribution on all outstanding units each quarter for three consecutive four-quarter periods and our adjusted operating surplus, as defined in our partnership agreement, for these periods equals or exceeds the amount that would have been sufficient to enable us to distribute the minimum quarterly distribution on all outstanding units on a fully diluted basis and the related distribution on the 2% general partner interest during those periods. In addition, one-half of the subordinated units may convert to common units on a one-for-one basis after September 30, 2003 if we meet the tests set forth in our partnership agreement.

     During the subordination period, our cash is distributed first 98% to the holders of common units and 2% to our general partners until there has been distributed to the holders of common units and amount equal to the minimum quarterly distribution and any arrearages. Any additional cash is distributed 98% to the holders of subordinated units and 2% to our general partners until there has been distributed to the holders of subordinated units an amount equal to the minimum quarterly distribution. If the subordination period ends, the rights of the holders of subordinated units will not longer be subordinated to the rights of the holders of common units and the subordinated units may be converted into common units.

     Our managing general partner is entitled to incentive distributions if the amount we distribute with respect to any quarter exceeds levels specified in our partnership agreement. Under the quarterly incentive distribution provisions, generally our managing general partner is entitled to 13% of amounts we distribute in excess of $0.55 per common unit, 23% of amounts we distribute in excess of $0.625 per common unit and 48% of amounts we distribute in excess of $0.75 per common unit.

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                    DESCRIPTION OF OUR PARTNERSHIP AGREEMENT

     The following is a summary of the material provisions of our partnership agreement. Our partnership agreement and all amendments thereto have been filed as exhibits to our Form 10-K, which is incorporated by reference in this prospectus. The following provisions of our partnership agreement are summarized elsewhere in this prospectus.

     - distributions of our available cash are described under "Cash Distribution Policy";

     - allocations of taxable income and other tax matters are described under "Tax Considerations"; and

     - rights of holders of common units, are described under "Description of Our Common Units."

PURPOSE

     Our purpose under our partnership agreement is to serve as a partner of our intermediate partnership and engage in any business activities that may be engaged in by our intermediate partnership or that is approved by our managing general partner. The partnership agreement of our intermediate partnership provides that it may, directly or indirectly, engage in:

     - its operations as conducted immediately before our initial public offering;

     - any other activity approved by the managing general partner to the extent the managing general partner reasonably determines that the activity generates "qualifying income" as this term is defined in Section 7704 of the Internal Revenue Code; or

     - any activity that enhances the operations of an activity described above.

POWER OF ATTORNEY

     Each limited partner, and each person who acquires a unit from a unitholder and executes and delivers a transfer application, grants to our managing general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants the authority for the amendment of, and to make consents and waivers under, our partnership agreement.

REIMBURSEMENTS OF OUR GENERAL PARTNER

     Our managing general partner does not receive any compensation for its services as our managing general partner. It is, however, entitled to be reimbursed for all of its costs incurred in managing and operating our business. Our partnership agreement provides that our managing general partner will determine the expenses that are allocable to us in any reasonable manner determined by our managing general partner in its sole discretion.

ISSUANCE OF ADDITIONAL SECURITIES

     Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and on terms and conditions established by our managing general partner in its sole discretion without the approval of any limited partners. During the subordination period, however, except as set forth in the following paragraph, we may not issue equity securities ranking senior to the common units or an aggregate of more than 4,491,390 additional common units or units on a parity with the common units, in each case, without the approval of the holders of at least a majority of our outstanding common units and subordinated units, voting as separate classes.

     During the subordination period, we may issue an unlimited number of common units under certain circumstances, including the financing of an acquisition or a capital improvement that would have resulted, on a pro forma basis, in an increase in adjusted operating surplus (as defined in our partnership agreement) on a per unit basis for the preceding four-quarter period.

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     It is possible that we will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our cash distributions. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

     In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, in the sole discretion of our general partner, may have special voting rights to which common units are not entitled.

     Our general partners have the right, which they may from time to time assign in whole or in part to any of their affiliates, to purchase common units, subordinated units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our general partners and their affiliates, to the extent necessary to maintain their percentage interests in us that existed immediately prior to the issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership interests in us.

AMENDMENTS TO OUR PARTNERSHIP AGREEMENT

     Amendments to our partnership agreement may be proposed only by or with the consent of our managing general partner. In general, proposed amendments must be approved by holders of at least a majority of our outstanding units. However, in some circumstances, more particularly described in our partnership agreement, our managing general partner may make amendments to our partnership agreement without the approval of our limited partners or assignees.

     Any amendment that materially and adversely affects the rights or preferences of any type or class of outstanding units in relation to other classes or units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

WITHDRAWAL OR REMOVAL OF OUR GENERAL PARTNERS; TRANSFER OF OWNERSHIP OF THE GENERAL PARTNERS

     Our managing general partner has agreed not to withdraw voluntarily as managing general partner of either us or our intermediate partnership or as the managing member of the operating subsidiary prior to September 30, 2009 without obtaining the approval of the holders of a majority of our outstanding units, excluding those held by our general partners and their affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after September 30, 2009, our managing general partner may withdraw as managing general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of our partnership agreement. In addition, our managing general partner may withdraw without unitholder approval upon 90 days' notice to our limited partners if at least 50% of our outstanding common units are held or controlled by one person and its affiliates other than our general partners and their affiliates. Our special general partner may withdraw as a general partner without unitholder approval at any time upon 90 days' written notice and furnishing an opinion of counsel regarding limited liability and tax matters. If our special general partner is removed or withdraws and no successor is appointed, the managing general partner will continue our business.

     Upon the withdrawal of our managing general partner, the holders of a majority of the outstanding common units and subordinated units, voting as separate classes, may elect a successor to that withdrawing managing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, the holders of a majority of the outstanding common units and subordinated units, voting as separate classes, agree to continue our business and to appoint a successor general partner.

     Neither of our general partners may not be removed unless that removal is approved by the vote of the holders of not less than two-thirds of our outstanding units, including units held by our general partners and their affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our managing general partner is also subject to the approval of a successor managing general partner by the vote of the holders of a majority of the outstanding common units and subordinated units, voting as separate classes, including those held by our general partners and their affiliates.

     While our partnership agreement limits the ability of our general partners to withdraw, it allows either of our general partners to transfer its general partner interest to an affiliate or to a third party in conjunction with a merger or sale of all or substantially all of the assets of either of our general partners. In addition, the partnership agreement expressly permits the sale, in whole or in part, of the ownership of our general partners. Our special general partner may also transfer, in whole or in part, the common units and subordinated units that it owns. Our general partner may transfer, with minor limitations, the incentive distribution rights to an affiliate or another person as part of its merger or consolidation with or into, or sale of all or substantially all of its assets to, that person without the prior approval of unitholders.

LIQUIDATION AND DISTRIBUTION OF PROCEEDS

     Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the person authorized to wind up our affairs (the liquidator) will, acting with all the powers of our managing general partner that the liquidator deems necessary or desirable in its good faith judgment, liquidate our assets. The proceeds of the liquidation will be applied as follows; (i) first, towards the payment of all of our creditors and the creation of a reserve for contingent liabilities and (ii) then, to all partners in accordance with the positive balance in the respective capital accounts. Under some circumstances and subject to some limitations, the liquidator may defer liquidation or distribution of our assets for a reasonable period of time. If the liquidator determines that a sale would be impractical or would cause loss to the partners, the liquidator may distribute assets to partners in kind.

CHANGE OF MANAGEMENT PROVISIONS

     Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our general partner or otherwise change management.

LIMITED CALL RIGHT

     If at any time our general partners and their affiliates own 80% or more of the issued and outstanding limited partner interests of any class, our managing general partner will have the right to purchase all, but not less than all, of the outstanding limited partner interests of that class that are held by non-affiliated persons. The record date for determining ownership of the limited partner interests would be selected by our managing general partner on at least 10 but not more than 60 days' notice. The purchase price in the event of a purchase under these provisions would be the greater of (i) the current market price (as defined in our partnership agreement) of the limited partner interests of the class as of the date three days prior to the mailing of written notice of its election to purchase the units and (ii) the highest cash price paid by either of our general partners or any of their affiliates for any limited partner interest of the class purchased within the 90 days preceding the date our managing general partner mails notice of its election to purchase the units.

INDEMNIFICATION

     Under our partnership agreement, in most circumstances, we will indemnify:

     - our general partners;

     - any departing general partner;

     - any person who is or was an affiliate of a general partner or any departing general partner;
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     - any person who is or was a member, partner, officer, director, employee, agent or trustee of a general partner or any departing general partner or any affiliate of a general partner or any departing general partner; or

     - any person who is or was serving at the request of a general partner or any departing general partner or an affiliate of a general partner or any departing general partner as an officer, director, employee, member, partner, agent or trustee of another person.

     Any indemnification under these provisions will only be out of our assets. Our general partners shall not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, this indemnification. We are authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

REGISTRATION RIGHTS

     Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other partnership securities proposed to be sold by our general partners or any of their affiliates or their assignees if an exemption from the registration requirements is not otherwise available. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

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                               TAX CONSIDERATIONS

     This section is a summary of material tax considerations that may be relevant to an investment in our Securities and, unless otherwise noted in the following discussion, expresses the opinion of Andrews & Kurth Mayor, Day Caldwell & Keeton L.L.P., special counsel to Alliance Resource Partners, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" are references to Alliance Resource Partners, the intermediate partnership and the operating subsidiary.

     No attempt has been made in the following discussion to comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts, REITs or mutual funds. Accordingly, you should consult, and should depend on, your own tax advisor in analyzing the federal, state, local and foreign tax consequences to you of an investment in our Securities.

LEGAL OPINIONS AND ADVICE

     Andrews & Kurth Mayor, Day, Caldwell & Keeton L.L.P. is of the opinion that, subject to the qualifications set forth in the detailed discussion that follows, for federal income tax purposes (i) each of Alliance Resource Partners, the intermediate partnership and the operating subsidiary we will be treated as a partnership, and (ii) owners of common units, with certain exceptions, as described in "-- Limited Partner Status" below, will be treated as partners of Alliance Resource Partners. In addition, all statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section reflect the opinion of our counsel, and some are based on the accuracy of the representations we make.

     An opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which the common units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the unitholders and the general partner. Furthermore, the treatment of us, or an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

     We have not requested, and do not expect to request, a ruling from the IRS with respect to our classification as a partnership for federal income tax purposes or with respect to any other matter affecting us or holders of our common units.

     For the reasons described below, counsel has not rendered an opinion with respect to the following specific federal income tax issues:

          (1) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "-- Tax Treatment of Unitholders -- Treatment of Short Sales");

          (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read
     "-- Disposition of Common Units -- Allocations Between Transferors and Transferees"); and

          (3) whether our method for depreciating Section 743 adjustments is sustainable (please read "-- Disposition of Common Units -- Section 754 Election").

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PARTNERSHIP STATUS

     A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner is required to take into account his allocable share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made. Distributions of cash by a partnership to a partner are generally not taxable unless the amount of cash distributed to a partner is in excess of the partner's adjusted basis in his partnership interest.

     Andrews & Kurth Mayor, Day, Caldwell & Keeton L.L.P. is of the opinion that, based on the authorities that are identified above, Alliance Resource Partners, the intermediate partnership and the operating subsidiary will each be classified as a partnership for federal income tax purposes provided that:

          (a) None of Alliance Resource Partners, the intermediate partnership or the operating subsidiary has elected or will elect to be treated as a corporation.

          (b) Alliance Resource Partners and the intermediate partnership have been and will be operated in accordance with all applicable partnership statutes, the applicable partnership agreement, and the description of the applicable agreement in this prospectus.

          (c) The operating subsidiary has been and will be operated in accordance with all applicable limited liability company statutes, its limited liability company agreement, and its description in this prospectus.

          (d) For each of our taxable years from and after our formation, more than 90% of our gross income has been and will be derived from (i) the exploration, development, production, processing, refining, transportation or marketing of any mineral or natural resource, including oil, gas, its products and naturally occurring carbon dioxide, or (ii) other items of income as to which counsel has or will opine are "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code.

     We believe that these assumptions have been true in the past and expect that these assumptions will be true in the future.

     Section 7704 of the Internal Revenue Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income," as described in clause (d) above. We estimate that less than 7% of our current gross income is not qualifying income; however this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and the general partners and a review of the applicable legal authorities, counsel is of the opinion that at least 90% of our gross income constitutes qualifying income.

     If we fail to meet this qualifying income exception, other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery, we will be treated as if we transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the qualifying income exception, in return for stock in that corporation, and then distributed that stock to the partners in liquidation of their interests in us. This contribution and liquidation should be tax-free to unitholders and Alliance Resource Partners, so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

     If Alliance Resource Partners, the intermediate partnership or the operating subsidiary were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the qualifying income exception or otherwise, its items of income, gain, loss and deduction would be reflected only on its tax return rather than being passed through to the unitholders, and our net income would be taxed to Alliance Resource Partners, the intermediate partnership or the operating subsidiary at corporate rates. In addition, any distributions we made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units,
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or taxable capital gain, after the unitholder's tax basis in the common units is reduced to zero. Accordingly, treatment of either Alliance Resource Partners, the intermediate partnership or the operating subsidiary as an association taxable as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the common units.

     The discussion below is based on the assumption that we will be classified as a partnership for federal income tax purposes.

TAX TREATMENT OF UNITHOLDERS

  LIMITED PARTNER STATUS

     Unitholders who have become limited partners of Alliance Resource Partners will be treated as partners of Alliance Resource Partners for federal income tax purposes. Assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of the rights attendant to the ownership of their common units, will also be treated as partners of Alliance Resource Partners for federal income tax purposes. Because there is no direct authority addressing assignees of common units who are entitled to execute and deliver transfer applications, but who fail to execute and deliver transfer applications, counsel's opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive certain federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

     Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These holders should consult their own tax advisors with respect to their status as partners of Alliance Resource Partners for federal income tax purposes.

     A beneficial owner of common units whose common units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to such common units for federal income tax purposes.

  FLOW-THROUGH OF TAXABLE INCOME

     We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his allocable share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by that unitholder. Consequently, a unitholder may be allocated a share of our income even if he has not received a cash distribution. Each unitholder must include in income his allocable share of our income, gain, loss and deduction for our taxable year ending with or within his taxable year.

  TREATMENT OF DISTRIBUTIONS

     Our distributions to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "-- Disposition of Common Units" below. Any reduction in a unitholder's share of our liabilities for which no partner, including the general partners, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to that unitholder. In particular, our issuance of additional common units will decrease each unitholder's share of our nonrecourse liabilities. To the extent that our distributions

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cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years that are equal to the amount of that shortfall.

     A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if that distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, and/or substantially appreciated "inventory items," both as defined in Section 751 of the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, the unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged these assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income under
Section 751(b) of the Internal Revenue Code. That income will equal the excess of the non-pro rata portion of the distribution over the unitholder's tax basis for the share of the Section 751 Assets deemed relinquished in the exchange.

  ALTERNATIVE MINIMUM TAX

     Each unitholder will be required to take into account his distributive share of any of our items of income, gain, deduction or loss for purposes of the alternative minimum tax. Prospective unitholders should consult with their tax advisors as to the impact of an investment in common units on their liability for the alternative minimum tax.

  TAX RATES

     In general, the highest effective United States federal income tax rate for individuals for 2002 is 38.6% and the maximum United States federal income tax rate for net capital gains of an individual for 2002 is 20% if the asset disposed of was held for more than 12 months at the time of disposition.

  BASIS OF COMMON UNITS

     A unitholder will have an initial tax basis for his common units equal to the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income, by any increases in his share of our nonrecourse liabilities, and by his share of tax-exempt income. That basis will be decreased, but not below zero, by distributions from us, by his share of our losses, by any decrease in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing our taxable income and are not required to be capitalized. A limited partner will have no share of our debt which is recourse to the general partners, but will have a share, generally based on his share of profits, of our nonrecourse liabilities.

  LIMITATIONS ON DEDUCTIBILITY OF OUR LOSSES

     The deduction by a unitholder of his share of our losses will be limited to his tax basis in his common units and, in the case of an individual unitholder or a corporate unitholder who is subject to the "at risk" rules, to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than the unitholder's tax basis. A unitholder must recapture losses deducted in previous years to the extent that our distributions cause the unitholder's at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that the unitholder's tax basis or at risk amount, whichever is the limiting factor, subsequently increases. Upon the taxable disposition of a common unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation.

     In general, a unitholder will be at risk to the extent of his tax basis in his common units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money the unitholder borrows to acquire or hold his common units if the lender of such borrowed funds owns an interest in us, is related to the unitholder or can look only to common units for repayment. A unitholder's at risk amount will increase or decrease as the tax basis of the unitholder's common units
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increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

     The passive loss limitations generally provide that individuals, estates, trusts and certain closely-held corporations and personal service corporations can deduct losses from passive activities, generally, activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will only be available to offset future income we generate and will not be available to offset income from other passive activities or investments, including other publicly-traded partnerships, or salary or active business income. Passive losses which are not deductible because they exceed a unitholder's share of our income may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction to an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

  LIMITATIONS ON INTEREST DEDUCTIONS

     The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." The IRS has announced that Treasury Regulations will be issued which characterize net passive income from a publicly-traded partnership as investment income for purposes of the limitations on the deductibility of investment interest. In addition, the unitholder's share of our portfolio income will be treated as investment income. Investment interest expense includes:

     - interest on indebtedness properly allocable to property held for investment;

     - our interest expense attributed to portfolio income; and

     - the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

     The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a common unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income pursuant to the passive loss rules less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

  ALLOCATION OF INCOME, GAIN, LOSS AND DEDUCTION

     In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the general partners and the unitholders in accordance with their respective percentage interests in us. At any time that distributions are made to the common units and not to the subordinated units, or that incentive distributions are made to the managing general partner, gross income is allocated to the recipients to the extent of these distributions. If we have a net loss, our items of income, gain, loss and deduction are generally allocated first, to the general partners and the unitholders in accordance with their respective percentage interests to the extent of their positive capital accounts, as maintained under the partnership agreement, and, second, to the general partners.

     Specified items of our income, deduction, gain and loss are allocated to account for the difference between the tax basis and fair market value of our assets at the time of an offering, referred to in this discussion as "contributed property." The effect of these allocations to a unitholder purchasing common units in our offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of the offering. In addition, certain items of recapture income are allocated to the extent possible to the partner allocated the deduction or curative allocation giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders.
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

     An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of contributed property, and "tax" capital account, credited with the tax basis of contributed property, will generally be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's distributive share of an item will be determined on the basis of the partner's interest in us, which will be determined by taking into account all the facts and circumstances, including the partners' relative contributions to us, the interests of the partners in economic profits and losses, the interest of the partners in cash flow and other nonliquidating distributions and rights of the partners to distributions of capital upon liquidation.

     Counsel is of the opinion that, with the exception of the issues described in "-- Disposition of Common Units -- Section 754 Election" and "-- Disposition of Common Units -- Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction.

  ENTITY-LEVEL COLLECTIONS

     If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder or the general partners or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to current unitholders.

  TREATMENT OF SHORT SALES

     A unitholder whose common units are loaned to a "short seller" to cover a short sale of common units may be considered as having disposed of ownership of those common units. If so, he would no longer be a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

     - any of our income, gain, deduction or loss with respect to those common units would not be reportable by the unitholder;

     - any cash distributions received by the unitholder with respect to those common units would be fully taxable; and

     - all of these distributions would appear to be treated as ordinary income.

     Counsel has not rendered an opinion regarding the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their common units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests.

TAX TREATMENT OF OPERATIONS

  ACCOUNTING METHOD AND TAXABLE YEAR

     We currently use the year ending December 31 as our taxable year and we have adopted the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his allocable share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his allocable share of our income, gain, loss and deduction in

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

income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction.

  TAX BASIS, DEPRECIATION AND AMORTIZATION

     We use the adjusted tax basis of our assets for purposes of computing depreciation and cost recovery deductions and gain or loss on any disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to any offering will be borne by the general partners and other unitholders as of that time.

     To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. We will not be entitled to any amortization deductions with respect to any goodwill conveyed to us on formation. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

     If we dispose of depreciable property, all or a portion of any gain may be subject to recapture rules and taxed as ordinary income rather than capital gain.

     Costs incurred in our organization are being amortized over a period of 60 months. The costs incurred in promoting the issuance of common units (called syndication expenses) must be capitalized and cannot be deducted currently, ratably or upon our termination. Uncertainties exist regarding the classification of costs as organization expenses, which may be amortized, and as syndication expenses, which may not be amortized. The underwriting discounts and commissions we incur are treated as syndication costs.

  COAL DEPLETION

     In general, we are entitled to depletion deductions with respect to coal mined from the underlying mineral property. We are generally entitled to the greater of cost depletion limited to the basis of our property or percentage depletion based on the gross income of our property. The percentage depletion rate for coal is 10%. In general, depletion deductions we claim will reduce the tax basis of the mineral property. However, depletion deductions can exceed the total tax basis of the mineral property. The excess of our percentage depletion deduction over the adjusted cost basis of the property at the end of the taxable year is subject to tax preference treatment in computing the alternative minimum tax. Upon the disposition of the mineral property, a portion of the gain, if any, equal to the lesser of the deductions for depletion which reduce the adjusted tax basis of the mineral property plus deductible development and mining exploration expenses, or the amount of gain recognized upon the disposition, will be treated as ordinary income to us.

     A corporate partner's allocable share of the amount allowable as a percentage depletion deduction for any property will be reduced by 20% of the amount of the excess, if any, of that partner's allocable share of the amount of percentage depletion deductions for the taxable year over the adjusted tax basis of the mineral property as of the close of the taxable year.

  MINING EXPLORATION AND DEVELOPMENT EXPENDITURES

     We have elected to currently deduct mining exploration expenditures that we pay or incur to determine the existence, location, extent or quality of coal deposits prior to the time the existence of coal in commercially marketable quantities has been disclosed.

     Amounts we deduct for mine exploration expenditures must be recaptured and included in our taxable income at the time a mine reaches the production stage, unless we elect to reduce future depletion deductions by the amount of that recapture. A mine reaches the producing stage when the major part of the coal production is obtained from working mines other than those opened for the purpose of development or the principal activity of the mine is the production of developed coal rather than the development of additional coal for mining. This recapture is accomplished through the disallowance of both cost and percentage depletion deductions on the particular mine reaching the producing stage. This
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

disallowance of depletion deductions continues until the amount of adjusted exploration expenditures with respect to the mine have been fully recaptured. This recapture is not applied to the full amount of the previously deducted exploration expenditures. Instead, these expenditures are reduced by the amount of percentage depletion, if any, that was lost as a result of deducting these exploration expenditures.

     We will also generally deduct currently mine development expenditures incurred in making coal accessible for extraction, after the exploration process has disclosed the existence of coal in commercially marketable quantities. To increase the allowable percentage depletion deduction for a mine or mines, we may however, elect to defer mine development expenses and deduct them on a ratable basis as the coal benefited by such expenses is sold. This election can be made on a mine-by-mine and year-by-year basis.

     Mine exploration and development expenditures are subject to recapture as ordinary income to the extent of any gain upon a sale or other disposition of our property or of your common units. Corporate unitholders are subject to an additional rule that requires them to capitalize a portion of their otherwise deductible mine exploration and development expenditures. Corporate unitholders, other than certain S corporations, are required to reduce their otherwise deductible exploration expenditures by 30%. These capitalized mine exploration and development expenditures must be amortized over a 60 month period, beginning in the month paid or incurred, using a straight-line method and may not be treated as part of the basis of the property for purposes of computing depletion.

     When computing the alternative minimum tax, mine exploration and development expenditures not deferred are capitalized and deducted over a ten year period. Unitholders may avoid an alternative minimum tax adjustment of their mine exploration and development expenditures by electing to capitalize all or part of the expenditures and deducting them over ten years for regular income tax purposes. You may select the specific amount of these expenditures for which you wish to make this election.

  SALES OF COAL RESERVES

     If we sell or otherwise dispose of coal reserves in a taxable transaction, we will recognize gain or loss measured by the difference between the amount realized, including the amount of any indebtedness assumed by the purchaser upon the disposition or to which the property is subject, and the adjusted tax basis of the property. Generally, the character of any gain or loss we will recognize upon that disposition will depend upon whether we held the reserves

     - for sale to customers in the ordinary course of business, i.e., we are a "dealer" with respect to such property,

     - for "use in a trade or business" within the meaning of Section 1231 of the Internal Revenue Code, or

     - as a "capital asset" within the meaning of Section 1221 of the Internal Revenue Code.

     In determining dealer status with respect to real estate, the courts have identified a number of factors for distinguishing between a particular property held for sale in the ordinary course of business and one held for investment. Any determination must be based on all the facts and circumstances surrounding the particular property and sale in question.

     We intend to hold coal reserves primarily for use in a trade or business. Although the managing general partner may consider strategic sales of coal reserves consistent with achieving long-term capital appreciation, the managing general partner does not anticipate frequent sales. Thus, the managing general partner does not believe we will be viewed as a dealer. However, in light of the factual nature of this question, we cannot assure you that we will not be viewed by the IRS as a "dealer" in coal reserves.

     If we are not a dealer with respect to particular coal reserves and we have held the coal reserves for a one-year period primarily for use in a trade or business, the character of any gain or loss realized from the disposition of such coal reserves will be determined under Section 1231 of the Internal Revenue Code. Net Section 1231 gains are generally treated as long-term capital gains. If we have not held the coal reserves for more than one year at the time of sale, gain or loss from the sale will be ordinary.
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

     If we are not a dealer with respect to the coal reserves, and the coal reserves are not used in a trade or business, those coal reserves will be a "capital asset" within the meaning of Section 1221 of the Internal Revenue Code. We will recognize gain or loss from the disposition of those coal reserves which will be taxable as capital gain or loss, and the character of this capital gain or loss as long-term or short-term will be based upon our holding period in this property at the time of its sale.

     Since amounts we realize upon the sale, exchange or other disposition of the coal reserves may be used to reduce any liability to which the coal reserves are subject, it is possible, although not anticipated, that our gain on the sale of these reserves would exceed the distributive proceeds of the sale, and a unitholder's income taxes payable on the sale could exceed his distributive share of these proceeds.

  UNIFORMITY OF COMMON UNITS

     Because we cannot match transferors and transferees of common units, we must maintain uniformity of the economic and tax characteristics of the common units to a purchaser of these common units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the common units.

     Consistent with the regulations under Section 743, we depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property to the extent of any unamortized built-in gain, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the regulations under Section 743, but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6). To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized built-in gain, we apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization convention under which all purchasers acquiring common units in the same month would receive depreciation and amortization deductions, whether attributable to common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property.

     If this kind of aggregate approach is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This convention will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization convention to preserve the uniformity of the intrinsic tax characteristics of any common units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this type of challenge were sustained, the uniformity of common units might be affected, and the gain from the sale of common units might be increased without the benefit of additional deductions.

  VALUATION AND TAX BASIS OF OUR PROPERTIES

     The federal income tax consequences of the ownership and disposition of common units will depend in part on our estimates as to the relative fair market value and determinations of the adjusted tax bases of our assets. Although we may from time to time consult with professional appraisers with respect to valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis are later found to be incorrect, the

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character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years.

DISPOSITION OF COMMON UNITS

  RECOGNITION OF GAIN OR LOSS

     A unitholder will recognize gain or loss on a sale of common units equal to the difference between the amount realized and the unitholder's tax basis for the common units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of common units could result in a tax liability in excess of any cash received from the sale.

     Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price is less than his original cost.

     Gain or loss recognized by a unitholder, other than a "dealer" in common units, on the sale or exchange of a common unit will generally be taxable as capital gain or loss. Capital gain recognized on the sale of common units held for more than 12 months will generally be taxed at a maximum Federal income tax rate of 20%. A portion of this gain or loss, which could be substantial, however, will be separately computed and taxed as ordinary income or loss under
Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of the common unit and may be recognized even if there is a net taxable loss realized on the sale of the common unit. Deductions for mine exploration and development expenditures are also subject to recapture as ordinary income to the extent of any gain recognized on the sale or disposition of common units. Thus, a unitholder may recognize both ordinary income and a capital loss upon a disposition of common units. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations.

     The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis. Upon a sale or other disposition of less than all of these interests, a portion of that tax basis must be allocated to the interests sold based upon relative fair market values. On the other hand, a selling unitholder who can identify common units transferred with an ascertainable holding period may elect to use the actual holding period of the units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units.

     Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or otherwise terminated at its fair market value, if the taxpayer or a related person enters into, a short sale, an offsetting notional principal contract, or a futures or forward contract with respect to the partnership interest or substantially identical property.

     Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to a partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially similar property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

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  ALLOCATIONS BETWEEN TRANSFERORS AND TRANSFEREES

     In general, our taxable income and losses are determined annually, are prorated on a monthly basis and are subsequently apportioned among the unitholders in proportion to the number of common units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the "allocation date"). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business is allocated among the unitholders on the allocation date in the month in which that gain or loss is recognized. As a result, a unitholder transferring common units in the open market may be allocated income, gain, loss and deduction accrued after the date of transfer.

     The use of this method may not be permitted under existing Treasury Regulations. Accordingly, counsel is unable to opine on the validity of this method of allocating income and deductions between the transferors and the transferees of common units. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferors and transferees, as well as among partners whose interests otherwise vary during a taxable period, to conform to a method permitted under future Treasury Regulations.

     A unitholder who owns common units at any time during a quarter and who disposes of these common units prior to the record date set for a cash distribution with respect to that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

  SECTION 754 ELECTION

     We have made the election permitted by Section 754 of the Internal Revenue Code, which permits us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. The Section 743(b) adjustment is intended to provide a purchaser with the equivalent of an adjusted tax basis in the purchaser's share of our assets equal to the value of such share that is indicated by the amount that the purchaser paid for the common units. For purposes of this discussion, a partner's inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets ("common basis") and (2) his Section 743(b) adjustment to that basis.

     Treasury Regulations under Section 743 of the Internal Revenue Code require a partnership that adopts the remedial allocation method (which we have done) to depreciate a portion of the Section 743(b) adjustment attributable to recovery property over the remaining cost recovery period for the Section 704(c) built-in gain. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code rather than cost recovery deductions under Section 168 of the Internal Revenue Code is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, we have adopted a convention to preserve the uniformity of common units even if that convention is not consistent with specified Treasury Regulations.

     Although counsel is unable to opine as to the validity of this method, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property, to the extent of any unamortized built-in gain, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the regulations under Section 743 but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6). To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized built-in gain, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation or amortization convention under which all purchasers acquiring common units in the same month would receive depreciation or amortization, whether attributable to common basis or Section 743(b) adjustment, based upon the same
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

applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to specified unitholders.

     The allocation of the Section 743(b) adjustment must be made in accordance with the Internal Revenue Code. The IRS may seek to reallocate some or all of any Section 743(b) adjustment to goodwill not so allocated by us. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets.

     A Section 754 election is advantageous if the transferee's tax basis in his common units is higher than the common units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have a higher tax basis in his share of our assets for purposes of calculating, among other items, his depreciation and depletion deductions and his share of any gain or loss on a sale of our assets. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his common units is lower than such common units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the common units may be affected either favorably or adversely by the election.

     The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. The determinations we make may be successfully challenged by the IRS and the deductions resulting from them may be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of common units may be allocated more income than he would have been allocated had the election not been revoked.

  NOTIFICATION REQUIREMENTS

     A unitholder who sells or exchanges common units is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange. We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Additionally, a transferee of a common unit will be required to furnish a statement to the IRS, filed with its income tax return for the taxable year in which the sale or exchange occurred, that sets forth the amount of the consideration paid for the common unit. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

  CONSTRUCTIVE TERMINATION

     We will be considered terminated if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A termination of Alliance Resource Partners will cause a termination of the operating partnership. Our termination would result in the closing of our taxable year for all unitholders. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination could result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

TAX-EXEMPT ORGANIZATIONS AND OTHER INVESTORS

     Ownership of common units by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to those investors and, as described below, may have substantially adverse tax consequences.

     Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated

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

business taxable income. Virtually all of our taxable income allocated to a unitholder which is a tax-exempt organization will be unrelated business taxable income and will be taxable to that unitholder.

     A regulated investment company or "mutual fund" is required to derive 90% or more of its gross income from interest, dividends, gains from the sale of stocks or securities or foreign currency or specified related sources. We anticipate that no significant amount of our gross income will include that type of income.

     Non-resident aliens and foreign corporations, trusts or estates which hold common units will be considered to be engaged in business in the United States on account of ownership of common units. As a consequence they will be required to file federal tax returns in respect of their share of our income, gain, loss or deduction and pay federal income tax at regular rates on any net income or gain. Generally, a partnership is required to pay a withholding tax on the portion of the partnership's income which is effectively connected with the conduct of a United States trade or business and which is allocable to the foreign partners, regardless of whether any actual distributions have been made to these partners. However, under rules applicable to publicly-traded partnerships, we will withhold taxes at the highest marginal rate applicable to individuals on actual cash distributions made to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent in order to obtain credit for the taxes withheld. A change in applicable law may require us to change these procedures.

     Because a foreign corporation that owns common units will be treated as engaged in a United States trade or business, that corporation may also be subject to United States branch profits tax at a rate of 30% (or any applicable lower treaty rate), on its allocable share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity." In addition, such a unitholder is subject to special information reporting requirements under
Section 6038C of the Internal Revenue Code.

     Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a common unit will be subject to federal income tax on gain realized on the disposition of that common unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed upon the disposition of a common unit if that foreign unitholder has held less than 5% in value of the common units during the five-year period ending on the date of the disposition and if the common units are regularly traded on an established securities market at the time of the disposition.

ADMINISTRATIVE MATTERS

  INFORMATION RETURNS AND AUDIT PROCEDURES

     We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes each unitholder's share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will generally not be reviewed by counsel, we will use various accounting and reporting conventions. Any of these conventions may not yield a result which conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. The IRS may successfully contend in court that those accounting and reporting conventions are impermissible. Any challenge by the IRS could negatively affect the value of the common units.

     The IRS may audit our federal income tax information returns. Adjustments resulting from an audit of this kind may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of the unitholder's own return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

     Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code provides for one partner to be
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

designated as the "tax matters partner" for these purposes. Our partnership agreement appoints the managing general partner as our tax matters partner.

     The tax matters partner will make some elections on our behalf and on behalf of the unitholders and can extend the statute of limitations for assessment of tax deficiencies against unitholders with respect to items in our returns. The tax matters partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the tax matters partner. The tax matters partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the tax matters partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in our profits and by the unitholders having in the aggregate at least a 5% profits interest. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

     A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of the consistency requirement may subject a unitholder to substantial penalties.

  NOMINEE REPORTING

     Persons who hold an interest in us as a nominee for another person are required to furnish to us the following information:

          (a) the name, address and taxpayer identification number of the beneficial owner and the nominee;

          (b) whether the beneficial owner is

             (i) a person that is not a United States person,

             (ii) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or

             (iii) a tax-exempt entity;

          (c) the amount and description of common units held, acquired or transferred for the beneficial owner; and

          (d) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

     Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on common units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the common units with the information furnished to us.

  REGISTRATION AS A TAX SHELTER

     The Internal Revenue Code requires that "tax shelters" be registered with the Secretary of the Treasury. Although we may not be subject to the registration requirement on the basis that we do not constitute a tax shelter, we have registered as a tax shelter with the Secretary of the Treasury in light of the substantial penalties which might be imposed if registration is required and not undertaken.

     Our tax shelter registration number is 99225000019. Issuance of this registration number does not indicate that an investment in us or the claimed tax benefits have been reviewed, examined or approved by the IRS. We must furnish the registration number to unitholders, and a unitholder who sells or otherwise transfers a common unit in a later transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a common unit to furnish the registration number to the transferee is $100 for each failure. The unitholders must disclose our tax shelter registration number on Form 8271 to be attached to the tax return on which any deduction, loss or other benefit generated by us is claimed or our income is included. A unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure. Any penalties discussed are not deductible for federal income tax purposes.

  ACCURACY-RELATED PENALTIES

     An additional tax equal to 20% of the amount of any portion of an underpayment of tax which is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, with respect to any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith with respect to that portion.

     A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

          (i) for which there is, or was, "substantial authority"; or

          (ii) as to which there is a reasonable basis and the pertinent facts of such position are disclosed on the return.

     More stringent rules apply to "tax shelters," a term that in this context does not appear to include us. If any item of our income, gain, loss or deduction included in the distributive shares of unitholders might result in an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

     A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of such valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

STATE, LOCAL AND OTHER TAX CONSIDERATIONS

     In addition to federal income taxes, a unitholder will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which he resides or in which we do business or own property. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. A unitholder will be required to file state income tax returns and to pay state income taxes in some or all of these states and may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the state, generally does not relieve the non-resident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Based on current law and our estimate of future operations, the managing general partner anticipates that any amounts required to be withheld will not be material.

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

     IT IS THE RESPONSIBILITY OF EACH UNITHOLDER TO INVESTIGATE THE LEGAL AND TAX CONSEQUENCES OF THE UNITHOLDER'S INVESTMENT IN US UNDER THE LAWS OF PERTINENT STATES AND LOCALITIES. ACCORDINGLY, EACH PROSPECTIVE UNITHOLDER SHOULD CONSULT, AND MUST DEPEND UPON, HIS OWN TAX COUNSEL OR OTHER ADVISOR WITH REGARD TO THOSE MATTERS. FURTHER, IT IS THE RESPONSIBILITY OF EACH UNITHOLDER TO FILE ALL STATE AND LOCAL, AS WELL AS U.S. FEDERAL, TAX RETURNS THAT MAY BE REQUIRED OF HIM. COUNSEL HAS NOT RENDERED AN OPINION ON THE STATE OR LOCAL TAX CONSEQUENCES OF AN INVESTMENT IN US.

TAX CONSEQUENCES OF OWNERSHIP OF DEBT SECURITIES

     A description of the material federal income tax consequences of the acquisition, ownership and disposition of debt securities will be set forth in the prospectus supplement relating to the offering of debt securities.

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

                            THE SELLING UNITHOLDERS

     As of the date of this prospectus supplement, the selling unitholders, Alliance Resource GP, LLC and Alliance Resource Management GP, LLC held a total of 1,396,780 common units, which represent 15.5% of the total number of our common units outstanding. Alliance Resource GP, LLC holds 1,232,780 and Alliance Resource Management GP, LLC holds 164,000 of these common units. The selling unitholders may offer and sell all of these 1,396,780 common units from time to time pursuant to this prospectus.

     In addition, Alliance Resource GP, LLC also held 6,422,531 subordinated units as of such date, which represent all of the subordinated units outstanding. The common units and subordinated units were issued to Alliance Resource GP, LLC in connection with our initial public offering in August 1999. On the first day after the record date established for the distribution for the quarter ended September 30, 2003, if certain tests set forth in our partnership agreement are met, half of the subordinated units (3,211,266 units) will convert into common units. After such time, Alliance Resource GP, LLC may offer and sell all of these 3,211,266 newly converted common units from time to time pursuant to this prospectus.

                              PLAN OF DISTRIBUTION

     We and the selling unitholder may sell the Securities covered by this prospectus, either separately or concurrently.

SALES OF SECURITIES BY US

     We may sell Securities directly, through agents, or to or through underwriters or dealers (possibly including our affiliates) in one or more transactions. The specific terms of any Securities we offer will be included in a related prospectus supplement, including:

     - the names of any underwriters, dealers or agents;

     - the offering price;

     - underwriting discounts;

     - sales agents' commissions;

     - other forms of underwriter or agent compensation;

     - discounts, concessions or commissions that underwriters may pass on to other dealers; and

     - any exchange on which the Securities are listed.

     If we use underwriters or dealers in the sale, they will acquire the Securities for their own account and they may resell these Securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. The Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of these firms. Unless otherwise disclosed in the prospectus supplement, the obligations of the underwriters to purchase Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the Securities offered by the prospectus supplement if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     During and after an offering through underwriters, the underwriters may purchase and sell the Securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters also may impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may
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

be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

     We may sell the Securities directly or through agents designated by us from time to time. We will name any agent involved in the offering and sale of the Securities and disclose any commissions payable by us to the agent or the method by which the commissions can be determined, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

     Any brokers or dealers that participate in the distribution of the Securities may be "underwriters" within the meaning of the Securities Act for such sales. Profits, commissions, discounts or concessions received by any such broker or dealer may be underwriting discounts and commissions under the Securities Act.

     We may, through agreements, indemnify underwriters, dealers or agents who participate in the distribution of the Securities against certain liabilities including liabilities under the Securities Act. We may also provide funds for payments such underwriters, dealers or agents may be required to make. Underwriters, dealers and agents, and their affiliates may conduct business with us and our affiliates in the ordinary course of their businesses.

SALES OF COMMON STOCK BY THE SELLING UNITHOLDERS

     In addition to the offer and sale of Securities by us, the selling unitholders may sell up to 4,608,046 common units from time to time. We will receive none of the proceeds from any sales by either of the selling unitholders. There presently are no arrangements or understandings, formal or informal, pertaining to the distribution of the common units by the selling unitholders. The selling unitholders may sell the common units being offered hereby from time to time in transactions (which may involve crosses and block transactions) on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at negotiated prices.

     The selling unitholders may sell some or all of the common units in transactions involving broker-dealers, who may act solely as agent and/or may acquire common units as principal. Broker-dealers participating in such transactions as agent may receive commissions from the selling unitholders (and, purchaser or purchasers), such commissions may be at negotiated rates where permissible. Participating broker-dealers may agree with the selling unitholders to sell a specified number of common units at a stipulated price per common unit and, to the extent such broker-dealer is unable to do so acting as an agent for the selling unitholders, to purchase as principal any unsold common units at the price required to fulfill the broker-dealer's commitment to the selling unitholders. In addition or alternatively, common units may be sold by the selling unitholders, and/or by or through other broker-dealers in special offerings, exchange distributions or secondary distributions pursuant to and in compliance with the governing rules of the Nasdaq National Market, and in connection therewith commissions in excess of the customary commission prescribed by such governing rules may be paid to participating broker-dealers, or, in the case of certain secondary distributions, a discount or concession from the offering price may be allowed to participating broker-dealers in excess of the customary commission. Broker-dealers who acquire common units as principal may thereafter resell the common units from time to time in transactions (which may involve crosses and block transactions and which may involved sales to or through other broker-dealer, including transactions of the nature described in the preceding two sentences) on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with the resales may pay to or receive commissions from the purchaser of the common units.

     Under the terms of our partnership agreement, we are obligated to pay all of the cost and expenses of the selling unitholders in connection with the registration, and any offering, of the common units registered by the selling unitholders, other than underwriting discounts and commissions.

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

                           FORWARD-LOOKING STATEMENTS

     Some information in this prospectus, any prospectus supplement or any document incorporated by reference herein may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933,
Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These statements are based on our beliefs as well as assumptions made by and information currently available to, us. When used in this document, the words "anticipate," "believe," "continue," "estimate," "expect," "forecast", "may," "project", "will," and similar expressions identify forward-looking statements. These statements reflect our current views with respect to future events and are subject to various risks, uncertainties and assumptions. Specific factors which could cause actual results to differ from those in the forward-looking statements, include:

     - competition in coal markets and our ability to respond to the competition;

     - fluctuation in coal price, which could adversely affect our operating results and cash flows;

     - deregulation of the electric utility industry and/or the effects of any adverse change in the domestic coal industry, electric utility industry, or general economic conditions;

     - dependence on significant customer contracts, including renewing customer contracts upon expiration;

     - customer cancellations of, or breaches to, existing contracts;

     - customer delays or defaults in making payments;

     - fluctuations in coal demand, price and availability due to labor and transportation costs and disruptions, equipment availability, governmental regulations and other factors;

     - our productivity levels and margins that we earn on our coal sales;

     - any unanticipated increases in labor costs, adverse changes in work rules, or unexpected cash payments associated with post-mine reclamation and workers' compensation claims;

     - greater than expected environmental regulation, costs and liabilities;

     - a variety of operational, geologic, permitting, labor and weather-related factors;

     - risk of major mine-related accidents or interruptions; and

     - results of litigation.

     If one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may differ materially from those described in any forward-looking statement. When considering forward-looking statements, you should also keep in mind the risk factors described in "Risk Factors" above. The risk factors could also cause our actual results to differ materially from those contained in any forward-looking statement. We disclaim any obligation to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read our SEC filings over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy documents at the public reference room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose to you important information contained in other documents filed with the SEC by referring you to those documents. The information incorporated by reference is an important part of this
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

prospectus. Information we later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus and prior to the completion of any offerings under this registration statement:

     - our annual report on Form 10-K, as amended on Form 10-K/A, for the year ended December 31, 2000;

     - our quarterly reports on Form 10-Q, each as amended on Form 10-Q/A, for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;

     - the description of the common units in our registration statement on Form 8-A (File No. 0-26823) filed pursuant to the Securities Exchange Act of 1934 on July 26, 1999 and any amendments or reports filed to update the description; and

     - all documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the termination of the registration statement.

     If information in incorporated documents conflicts with information in this prospectus you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

     Alliance Resource Partners, L.P.
     P.O. Box 22027
     Tulsa, Oklahoma 74121
     Attention: Thomas L. Pearson
     Telephone: (918) 295-7600

     You should only rely on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are making offers of the securities only in states where the offer is permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                 LEGAL OPINIONS

     Certain legal matters relating to the Securities being offered will be passed upon for us by Andrews & Kurth, Mayor, Day, Caldwell & Keeton L.L.P., Houston, Texas. If certain legal matters in connection with an offering of Securities made by this prospectus and a related prospectus supplement are passed on by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement relating to that offering.

                                    EXPERTS

     The consolidated and combined financial statements and related financial statement schedule incorporated in this prospectus by reference from the Alliance Resource Partners, L.P. Form 10-K, as amended on Form 10-K/A, for the year ended December 31, 2000 and the combined balance sheet of Alliance Resource Management GP, LLC and Alliance Resource GP, LLC and subsidiaries, including Alliance Resource Partners, L.P., as of December 31, 2001 included as exhibits to this registration statement have been audited by Deloitte & Touche LLP, independent public accountants, as stated in their reports which are incorporated by reference or included herein and have been so incorporated by reference or included herein in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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                             2,250,000 COMMON UNITS

                                (ALLIANCE LOGO)

                     REPRESENTING LIMITED PARTNER INTERESTS

                                  ------------

                             PROSPECTUS SUPPLEMENT

                                          , 2003

                                  ------------

                              SALOMON SMITH BARNEY
                                LEHMAN BROTHERS
                           A.G. EDWARDS & SONS, INC.

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